EXECUTION COPY









                         AGREEMENT AND PLAN OF MERGER


                                     among


                             Carter-Wallace, Inc.,


                         CPI Development Corporation,


                     MCC Acquisition Holdings Corporation,


                          MCC Merger Sub Corporation


                                      and


                        MCC Acquisition Sub Corporation




                            Dated as of May 7, 2001

                               TABLE OF CONTENTS

                                                                          Page

                                   RECITALS


                                   ARTICLE I
                                  The Mergers

1.1.   The CPI Merger.........................................................3
1.2.   The Company Merger.....................................................3
1.3.   Closing................................................................4
1.4.   CPI Merger Effective Time..............................................4
1.5.   Company Merger Effective Time..........................................4

                                  ARTICLE II
                           The Surviving Stockholder

2.1.   Certificate of Incorporation of the Surviving Stockholder..............5
2.2.   Bylaws of the Surviving Stockholder....................................5
2.3.   Directors of the Surviving Stockholder.................................5
2.4.   Officers of the Surviving Stockholder..................................5

                                  ARTICLE III
                             The Surviving Company

3.1.   Certificate of Incorporation of the Surviving Company..................5
3.2.   Bylaws of the Surviving Company........................................5
3.3.   Directors of the Surviving Company.....................................6
3.4.   Officers of the Surviving Company......................................6

                                  ARTICLE IV
                    Effect of the Mergers on Capital Stock;
                           Exchange of Certificates

4.1.   Effect of the CPI Merger...............................................6
       (a)    CPI Merger Consideration........................................6
       (b)    Cancellation of CPI Shares......................................7
       (c)    CPI Merger Sub..................................................7
4.2.   Effect of the Company Merger...........................................7
       (a)    Company Merger Consideration....................................7
       (b)    No Effect on Certain Company Shares.............................8
       (c)    Company Merger Sub..............................................8
4.3.   Payment for Shares.....................................................8
       (a)    Paying Agent....................................................8


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       (b)    Exchange Procedures.............................................9
       (c)    Transfers......................................................10
       (d)    Termination of Exchange Fund...................................11
       (e)    Lost, Stolen or Destroyed Certificates.........................12
4.4.   Dissenters' Rights....................................................12
4.5.   Adjustment to Merger Consideration Amounts............................12
       (a)    Increase in After-Tax Proceeds of Asset Sale...................13
       (b)    Decrease in After-Tax Proceeds of Asset Sale...................13
       (c)    Net After Tax Proceeds Information.............................13

                                   ARTICLE V
                        Representations and Warranties

5.1.   Representations and Warranties of CPI.................................16
       (a)    Organization, Good Standing and Qualification..................16
       (b)    Capital Structure..............................................17
       (c)    Corporate Authority; Approvals.................................18
       (d)    Governmental Filings; No Violations............................18
       (e)    Litigation and Liabilities.....................................19
       (f)    Taxes..........................................................20
5.2.   Representations and Warranties of the Company.........................21
       (a)    Organization, Good Standing and Qualification..................21
       (b)    Capital Structure..............................................22
       (c)    Corporate Authority; Approval and Fairness.....................23
       (d)    Governmental Filings; No Violations............................24
       (e)    Company Contracts..............................................25
       (f)    Company Reports; Financial Statements..........................25
       (g)    Absence of Certain Changes.....................................27
       (h)    Litigation and Liabilities.....................................28
       (i)    Employee Benefits..............................................28
       (j)    Compliance with Laws; Permits..................................31
       (k)    Takeover Statutes..............................................32
       (l)    Environmental Matters..........................................32
       (m)    Taxes..........................................................33
       (n)    Labor Matters..................................................35
       (o)    Insurance......................................................35
       (p)    Intellectual Property..........................................36
       (q)    Brokers and Finders............................................37
       (r)    Real Property..................................................37

5.3.   Representations and Warranties of Parent, CPI Merger Sub and Company
          Merger Sub.........................................................38
       (a)    Organization, Good Standing and Qualification..................38
       (b)    Corporate Authority............................................38
       (c)    Governmental Filings; No Violations............................39
       (d)    Ownership of Shares............................................40
       (e)    Funds..........................................................40


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       (f)    Financial Structure............................................41

                                  ARTICLE VI
                                   Covenants

6.1.   Interim Operations....................................................41
6.2.   Acquisition Proposals.................................................48
6.3.   Stockholder Approvals.................................................52
6.4.   Proxy Statement.......................................................52
6.5.   Filings; Other Actions; Notification..................................52
6.6.   Access................................................................55
6.7.   Stock Exchange De-listing.............................................56
6.8.   Assets Purchase.......................................................56
6.9.   Publicity.............................................................57
6.10.  Benefits..............................................................58
       (a)    Stock Options..................................................58
       (b)    Stock Awards...................................................58
       (c)    Employee Benefits..............................................58
       (d)    Service and Assumption of Plan Obligations.....................59
       (e)    Severance Pay..................................................60
       (f)    Payment of Bonuses.............................................60
       (g)    Additional Benefit Matters.....................................60
6.11.  Expenses..............................................................60
6.12.  Indemnification; Directors' and Officers' Insurance...................61
6.13.  Takeover Statute......................................................64
6.14.  Parent Vote...........................................................64
6.15.  Recapitalization......................................................64
6.16.  Return of Information.................................................65
6.17.  FIRPTA................................................................65
6.18.  Debt Financing........................................................65
6.19.  Inventory Build Out...................................................65
6.20.  Payment of CPI Indebtedness and Obligations...........................66
6.21.  Carter-Horner Dividend; No Transferred Subsidiaries Funding...........66
6.22.  Sofibel...............................................................67
6.23.  Fund Agreement........................................................67

                                  ARTICLE VII
                                  Conditions

7.1.   Conditions to Each Party's Obligation to Effect the Mergers...........67
       (a)    Assets Purchase................................................67
       (b)    Recapitalization...............................................67
       (c)    Stockholder Approval...........................................67


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       (d)    Regulatory Consents............................................67
       (e)    No Orders......................................................68
7.2.   Conditions to Obligations of Parent, CPI Merger Sub and
         Company Merger Sub..................................................68
       (a)    Representations and Warranties.................................68
       (b)    Performance of Obligations of CPI and the Company..............69
       (c)    Company Closing Notice.........................................70
       (d)    Financing......................................................70
       (e)    No Litigation..................................................70
       (f)    Fund Agreement.................................................70
7.3.   Conditions to Obligation of CPI and the Company.......................70
       (a)    Representations and Warranties.................................70
       (b)    Performance of Obligations of Parent, CPI Merger Sub and
                Company Merger Sub...........................................71
       (c)    Buyer Closing Notice...........................................71
       (d)    Parent Closing Notice..........................................71
       (e)    Solvency Opinion...............................................71
8.1.   Termination by Mutual Consent.........................................72
8.2.   Termination by Either Parent or the Company...........................72
8.3.   Termination by the Company............................................72
8.4.   Termination by Parent.................................................73
8.5.   Effect of Termination and Abandonment.................................74

                              ARTICLE IX
                       Miscellaneous and General

9.1.   Survival..............................................................76
9.2.   Modification or Amendment.............................................77
9.3.   Waiver of Conditions..................................................77
9.4.   Counterparts..........................................................77
9.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.........................77
9.6.   Notices...............................................................78
9.7.   Entire Agreement; NO OTHER REPRESENTATIONS............................79
9.8.   No Third Party Beneficiaries..........................................80
9.9.   Obligations of Parent and of the Company..............................80
9.10.  Severability..........................................................80
9.11.  Interpretation........................................................80
9.12.  Assignment............................................................81

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 7, 2001, among Carter-Wallace, Inc., a Delaware corporation (the "Company"), CPI Development Corporation, a Delaware corporation ("CPI"), MCC Acquisition Holdings Corporation, a Delaware corporation ("Parent"), MCC Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Company Merger Sub"), and MCC Acquisition Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("CPI Merger Sub").


                                   RECITALS

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and Armkel, LLC, a Delaware limited liability company ("Assets Buyer") have executed and delivered an Asset Purchase Agreement, dated as of May 7, 2001 (including the exhibits, schedules and annexes thereto, the "Asset Purchase Agreement"), providing for, among other things, the sale, conveyance, transfer, assignment and delivery to Assets Buyer of all of the Company's and its affiliates' rights, title and interest in and to the Purchased Assets (as defined in the Asset Purchase Agreement) and the assumption by Assets Buyer of all of the Assumed Liabilities (as defined in the Asset Purchase Agreement; such sales, transfers, assignments, purchases, acceptances and assumptions collectively, the "Assets Purchase"), effective in each case immediately prior to the CPI Merger (as hereinafter defined); and

     WHEREAS, in connection with the Assets Purchase the Company and Assets Buyer will enter into certain additional agreements including a Transition Services Agreement, Cranbury Facilities Sharing Agreement and Lease, Decatur Manufacturing Agreement, Insurance Claims Agreement, Indemnity Agreement, Consumer Products Transitional Trademark License Agreement and Company Patent License Agreement (collectively, the "Ancillary Agreements"); and

     WHEREAS, the boards of directors of each of the Company, CPI, Parent, Company Merger Sub and CPI Merger Sub have approved this Agreement, the boards of directors of each of CPI, Parent and CPI Merger Sub have approved the merger of CPI Merger Sub with and into CPI upon the terms and subject to the conditions set forth in this Agreement (the "CPI Merger"), and the boards of directors of each of the Company, Parent and Company Merger Sub have approved the merger of Company Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Company Merger" and, collectively with the CPI Merger, the "Mergers"); and

     WHEREAS, the Board of Directors of the Company has by resolution approved a memorandum of understanding with CPI, Parent, Company Merger Sub, CPI Merger Sub and Assets Buyer with respect to and substantially consistent with the Mergers, the Assets Purchase and the other transactions contemplated by this Agreement and the Asset Purchase Agreement; and

     WHEREAS, prior to consummation of the Mergers, (i) the holders of not less than a majority of the outstanding shares of each class and series of capital stock of CPI will approve an amendment to the certificate of incorporation of CPI (the "Recapitalization Amendment") pursuant to which only the following will occur: each outstanding share of (a) First Preferred Stock, $100 par value per share, of CPI (each, an "CPI First Preferred Share"), (b) Second Preferred Stock, $100 par value per share, of CPI (each, an "CPI Second Preferred Share"), (c) Third Preferred Stock, $100 par value per share, of CPI (each, an "CPI Third Preferred Share"), (d) Class A Common Stock, $10 par value per share, of CPI (each, an "CPI Class A Common Share"), (e) Class B Common Stock, $10 par value per share, of CPI (each, an "CPI Class B Common Share") and (f) Class C Common Stock, $10 par value per share, of CPI (each, an "CPI Class C Common Share" and, collectively with all of the other outstanding CPI Class C Common Shares and all of the outstanding CPI First Preferred Shares, CPI Second Preferred Shares, CPI Third Preferred Shares, CPI Class A Common Shares and CPI Class B Common Shares, the "Unrecapped Shares") will be reclassified into and exchanged (the "Recapitalization") for 23,508,000 shares of Common Stock, par value $1.00 per share, of CPI (each a "Recapped Share") and collectively with the other Recapped Shares and the Unrecapped Shares, the "CPI Shares"); (ii) the Recapitalization Amendment will be duly filed with the Secretary of State of the State of Delaware; and (iii) the Recapitalization will thereby be consummated immediately prior to the CPI Merger Effective Time, as hereinafter defined;



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

     WHEREAS, the Company, CPI, Parent, Company Merger Sub and CPI Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated by this Agreement; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the holders of not less than a majority of the outstanding shares of each class and series of capital stock of CPI, CPI and Parent are executing and delivering Voting Agreements and an Indemnification Agreement providing for certain matters relating to the Assets Purchase and the Mergers.

     NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  The Mergers

     1.1. The CPI Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the CPI Merger Effective Time (as defined in Section 1.4) CPI Merger Sub shall be merged with and into CPI and the separate corporate existence of CPI Merger Sub shall thereupon cease. CPI shall be the surviving corporation in the CPI Merger (sometimes hereinafter referred to as the "Surviving Stockholder"), and the separate corporate existence of CPI with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the CPI Merger, except as set forth in Article II. The CPI Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2. The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Company Merger Effective Time (as defined in Section 1.5) Company Merger Sub shall be merged with and into the Company and the separate corporate existence of Company Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the "Surviving Company"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Company Merger shall have the effects specified in the DGCL.



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     1.3. Closing. The closing of the Mergers (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New
York at 9:00 A.M. on the first business day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the time and date at which Closing takes place, the "Closing Date").

     1.4. CPI Merger Effective Time. As soon as practicable on the Closing Date and after receipt from the Company of notice that it will immediately thereafter file the Company Merger Certificate (as hereinafter defined), and in any event prior to the Company Merger Effective Time, CPI will cause a certificate of merger (the "CPI Merger Certificate") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The CPI Merger shall become effective at the time when the CPI Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or as otherwise specified therein (the "CPI Merger Effective Time").

     1.5. Company Merger Effective Time. As soon as practicable on the Closing Date, and in any event immediately following the filing of the CPI Merger Certificate, the Company will cause a certificate of merger (the "Company Merger Certificate") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Company Merger shall become effective at the time when the Company Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such other time following the CPI Merger Effective Time as may be set forth in the Company Merger Certificate (the "Company Merger Effective Time").

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

                                  ARTICLE II

                           The Surviving Stockholder

     2.1. Certificate of Incorporation of the Surviving Stockholder. The certificate of incorporation of CPI as in effect immediately prior to the CPI Merger Effective Time shall be the certificate of incorporation of the Surviving Stockholder (the "Surviving Stockholder Charter"), until duly amended as provided therein or by applicable Law.

     2.2. Bylaws of the Surviving Stockholder. The bylaws of CPI Merger Sub as in effect at the CPI Merger Effective Time shall be the bylaws of the Surviving Stockholder (the "Surviving Stockholder Bylaws"), until thereafter amended as provided therein or by applicable Law.

     2.3. Directors of the Surviving Stockholder. The directors of CPI Merger Sub immediately prior to the CPI Merger Effective Time shall, from and after the CPI Merger Effective Time, be the directors of the Surviving Stockholder until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Stockholder Charter and the Surviving Stockholder Bylaws.

     2.4. Officers of the Surviving Stockholder. The officers of CPI Merger Sub immediately prior to the CPI Merger Effective Time shall, from and after the CPI Merger Effective Time, be the officers of the Surviving Stockholder until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Stockholder Charter and the Surviving Stockholder Bylaws.


                                  ARTICLE III

                             The Surviving Company

     3.1. Certificate of Incorporation of the Surviving Company. The certificate of incorporation of the Company as in effect immediately prior to the Company Merger Effective Time shall be the certificate of incorporation of the Surviving Company (the "Surviving Company Charter"), until duly amended as provided therein or by applicable Law.

     3.2. Bylaws of the Surviving Company. The bylaws of the Company in effect at the Company Merger Effective Time shall be the bylaws of the Surviving Company (the "Surviving Company Bylaws"), until thereafter amended as provided therein or by applicable Law.

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

     3.3. Directors of the Surviving Company. The directors of Company Merger Sub immediately prior to the Company Merger Effective Time shall, from and after the Company Merger Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Charter and the Surviving Company Bylaws.

     3.4. Officers of the Surviving Company. The officers of Company Merger Sub immediately prior to the Company Merger Effective Time shall, from and after the Company Merger Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Charter and the Surviving Company Bylaws.


                                  ARTICLE IV

                    Effect of the Mergers on Capital Stock;
                           Exchange of Certificates

     4.1. Effect of the CPI Merger. At the CPI Merger Effective Time, as a result of the CPI Merger and without any action on the part of the holder of any capital stock of CPI:

     (a) CPI Merger Consideration. Each Recapped Share issued and outstanding immediately prior to the CPI Merger Effective Time other than (i) Recapped Shares owned by CPI and (ii) Recapped Shares owned by stockholders ("Dissenting CPI Stockholders") exercising appraisal rights pursuant to
Section 262 of the DGCL shall be converted into the right to receive, without interest, an amount in cash equal to $20.30, as such amount may be adjusted pursuant to Section 4.5 and rounded to the nearest whole cent (the "CPI Merger Consideration") all of which shall be paid by Parent pursuant to Section 4.3. All Recapped Shares, by virtue of the CPI Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Recapped Shares (each, an "CPI Certificate") shall thereafter cease to have any rights with respect to such Recapped Shares, except the right to receive the CPI Merger Consideration for such Recapped Shares upon the surrender of such certificate in accordance with 4.3


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

or the right, if any, to receive payment from the Surviving Stockholder of the "fair value" of such Recapped Shares as determined in accordance with Section 262 of the DGCL.

     (b) Cancellation of CPI Shares. Each CPI Share issued and outstanding immediately prior to the CPI Merger Effective Time and owned by CPI shall, by virtue of the CPI Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) CPI Merger Sub. At the CPI Merger Effective Time, each share of Common Stock, par value $1.00 per share, of CPI Merger Sub issued and outstanding immediately prior to the CPI Merger Effective Time shall, by virtue of the CPI Merger and without any action on the part of CPI Merger Sub or the holders of such shares, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Stockholder.

     4.2. Effect of the Company Merger. At the Company Merger Effective Time, as a result of the Company Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Company Merger Consideration. Each share of Common Stock, par value $1.00 per share, of the Company (each, a "Company Common Share") and each share of Class B Common Stock, par value $1.00 per share, of the Company (each, a "Company Class B Common Share" and, collectively with the other Company Class B Common Shares and the Company Common Shares, the "Company Shares") issued and outstanding immediately prior to the Company Merger Effective Time (other than (i) Company Shares owned by Parent, CPI Merger Sub, Company Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies"), and (ii) Company Shares owned by the Surviving Stockholder or the Company or any direct or indirect subsidiary of the Company, and (iii) Company Shares owned by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Company Stockholders" and, collectively with the Dissenting CPI Stockholders, "Dissenting Stockholders")) shall be extinguished and converted into the right to receive, without interest, an amount in cash equal to $20.30, as such amount may be adjusted pursuant to Section 4.5 and rounded to the nearest whole cent (the "Company Merger Consideration") to be paid pursuant to Section
4.3. Except as set forth in Section 4.2(b), all such Company Shares, by virtue


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

of the Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares (the "Company Certificates" and, collectively with the CPI Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Company Merger Consideration for such Company Shares upon the surrender of such Company Certificate in accordance with Section 4.3 or the right, if any, to receive payment from the Surviving Company of the "fair value" of such Company Shares as determined in accordance with Section 262 of the DGCL.

     (b) No Effect on Certain Company Shares. Notwithstanding Section 4.2(a), each Company Share issued and outstanding immediately prior to the Company Merger Effective Time and owned by any of the Parent Companies or owned by the Surviving Stockholder or the Company or any direct or indirect subsidiary of the Company, shall, by virtue of the Company Merger and without any action on the part of the holder thereof, continue to be outstanding and shall continue to represent one validly issued and outstanding Company Share, and all of the rights, privileges, immunities, powers and privileges associated with such Company Share shall continue unaffected by the Merger.

     (c) Company Merger Sub. Each share of Common Stock, par value $1.00 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall, by virtue of the Company Merger and without any action on the part of Company Merger Sub or the holders of such shares, be converted into one validly issued, fully paid and non-assessable Company Common Share.

     4.3. Payment for Shares.

     (a) Paying Agent. Parent shall promptly, within one business day following the Closing, deposit or cause to be deposited with a paying agent selected by Parent with CPI's and the Company's prior approval, which shall not be unreasonably withheld (the "Paying Agent"), amounts sufficient in the


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

aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 4.1(a) to holders of CPI Shares issued and outstanding immediately prior to the CPI Merger Effective Time. Parent and/or the Surviving Company shall promptly, within one business day following the Closing, deposit or cause to be deposited with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 4.2(a) to holders of Company Shares issued and outstanding immediately prior to the Company Merger Effective Time.

     (b) Exchange Procedures. (i) Promptly after the CPI Merger Effective Time, the Parent shall cause to be mailed to each Person who was, at the CPI Merger Effective Time, a holder of record of issued and outstanding CPI Shares
(i) a letter of transmittal specifying that delivery shall be effected, and the risk of loss and title to each CPI Certificate shall pass, only upon delivery of such CPI Certificate (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and CPI may reasonably agree, and (ii) instructions for use in effecting the surrender of CPI Certificates for payment of the CPI Merger Consideration. Upon surrender to the Paying Agent of any CPI Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Parent shall promptly cause to be paid to the Person(s) entitled thereto a check or wire transfer of "same day" funds in the amount to which such Person(s) are entitled pursuant to Section 4.1(a), after giving effect to any required tax withholdings. Any such CPI Certificate shall then be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any CPI Certificate.

     (ii) Promptly after the Company Merger Effective Time, the Surviving Company shall cause to be mailed to each Person who was, at the Company Merger Effective Time, a holder of record (other than CPI and the other Parent Companies) of issued and outstanding Company Shares (i) a letter of transmittal specifying that delivery shall be effected, and the risk of loss and title to each Company Certificate shall pass, only upon delivery of such Company Certificate (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of Company Certificates for payment of the Company Merger Consideration. Upon surrender to the Paying Agent of any Company Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions Parent and/or the Surviving Company shall promptly cause to be paid to the Person(s) entitled thereto a check in the amount to which such Person(s) are entitled pursuant to Section 4.2(a), after giving effect to any required tax withholdings and such Company Certificate shall then be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any Company Certificate.

     (iii) If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Stockholder or the Surviving Company (as the case may be), or to the satisfaction of the Paying Agent, that such tax has been paid or is not applicable.

     (iv) For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (c) Transfers. (i) After the CPI Merger Effective Time, the stock transfer books of CPI shall be closed, and there shall be no further registration of transfers on the stock transfer books of CPI of the CPI Shares that were outstanding immediately prior to the CPI Merger Effective Time. From and after the CPI Merger Effective Time, the holders of CPI Certificates evidencing ownership of CPI Shares outstanding immediately prior to the CPI Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by applicable Law.

     (ii) After the Company Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Company Merger Effective Time. From and after the Company Merger Effective Time, the holders of Company Certificates evidencing ownership of Company Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by applicable Law.

     (d) Termination of Exchange Fund. (i) One hundred and eighty days following the CPI Merger Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent in respect of the payments to be made pursuant to Section 4.1(a) which have not been disbursed to holders of CPI Certificates at the CPI Merger Effective Time, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the cash payable upon due surrender of their CPI Certificates.

     (ii) One hundred and eighty days following the Company Merger Effective Time, Parent and the Surviving Company shall be entitled to cause the Paying Agent to deliver to them any funds (including any interest received with respect thereto) made available to the Paying Agent in respect of the payments to be made pursuant to Section 4.2(a) which have not been disbursed to holders of Company Certificates at the Company Merger Effective Time, and thereafter such holders shall be entitled to look to the Surviving Company or Parent (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the cash payable upon due surrender of their Company Certificates.

     (iii) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Parent or the Surviving Company, as applicable, shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for CPI Shares or Company Shares.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the consideration due such holder pursuant to Section 4.1(a) or Section 4.2(a) upon due surrender of the CPI Shares or Company Shares represented by such Certificate.

     4.4. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her CPI Shares or Company Shares, as provided in Section 262 of the DGCL, CPI or the Company, as the case may be, shall give Parent prompt notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. None of CPI, the Company, the Surviving Stockholder or the Surviving Company shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the CPI Shares or Company Shares held by such Dissenting Stockholder shall thereupon be treated as though such CPI Shares or Company Shares had been converted into the CPI Merger Consideration pursuant to Section 4.1(a) or the Company Merger Consideration pursuant to Section 4.2(a), as the case may be.

     4.5. Adjustment to Merger Consideration Amounts. The net after tax proceeds of the cash received by the Company in payment of the Purchase Price (as defined in the Asset Purchase Agreement) (the "Adjusted After Tax Proceeds Amount") shall be determined by the Company in good faith, taking into account the information reflected on the final and binding After Tax Proceeds Schedules as defined in Section 4.5(c), at least five days prior to the Closing. Such determination shall be made using the same methodology that was used to calculate the net after tax proceeds to be received by the Company in payment of the Purchase Price (as defined in the Asset Purchase Agreement) as reflected in Section 4.5 of the Company Disclosure Letter (the "After Tax Proceeds Amount").

     (a) Increase in After-Tax Proceeds of Asset Sale. If the Adjusted After Tax Proceeds Amount exceeds the After Tax Proceeds Amount, the amount of the CPI Merger Consideration or the Company Merger Consideration (as the case may be) to be received by each Eligible CPI Shareholder (as hereinafter defined) or Eligible Company Shareholder (as hereinafter defined) (as the case may be) in respect of each Recapped Share or Company Share (as the case may be) shall be increased by the result of (i) the amount of such excess divided by (ii) 50,603,522 (the "Fully Diluted Number"). For purposes hereof, an "Eligible CPI Shareholder" shall be any holder of Recapped Shares other than CPI and an "Eligible Company Shareholder" shall be any holder of Company Shares (other than Parent, the Surviving Stockholder, or any direct or indirect subsidiary of Parent, the Surviving Stockholder, or the Company or any direct or indirect subsidiary of the Company).

     (b) Decrease in After-Tax Proceeds of Asset Sale. If the Adjusted After Tax Proceeds Amount is less than the After Tax Proceeds Amount, the amount of the CPI Merger Consideration or the Company Merger Consideration (as the case may be) to be received by each Eligible CPI Shareholder or Eligible Company Shareholder (as the case may be) in respect of each Recapped Share or Company Share (as the case may be) shall be reduced by the result of (i) the amount of such shortfall divided by (ii) the Fully Diluted Number. It is understood and agreed, notwithstanding the foregoing, that the Fully Diluted Number will be appropriately adjusted if the Company Merger Consideration would otherwise be reduced pursuant to this Section 4.5(b) to an amount equal to, or below the exercise price of outstanding Company Options (as hereinafter defined).

     (c) Net After Tax Proceeds Information. This subsection (c) shall not apply to the methodology reflected in Section 4.5 of the Company Disclosure Letter.

     (i) The Company shall (A) provide access to Parent and its representatives to all information and personnel relevant to the calculation of the After Tax Proceeds Schedules (as defined below) and the Adjusted After Tax Proceeds Amount as may be reasonably requested by Parent or its representatives on an ongoing basis from the date of this Agreement to the date that is five days before the Closing Date; (B) as soon as reasonably practicable, but no later than June 10, 2001, furnish to Parent (1) a calculation of the earnings and profits of the Transferred Subsidiaries (as defined in the Asset Purchase Agreement), calculated by KPMG LLP ("KPMG") using its reasonable best efforts which reflects the most recent audited financial statements of the Company (the "Foreign E&P Calculation"), (2) a proposed allocation of purchase price among the Purchased Assets (as defined in the Asset Purchase Agreement) prepared pursuant to the Asset Purchase Agreement (the "Purchase Price Allocation"); and (3) a revised After Tax Proceeds Amount taking into account the most recent applicable information including the Foreign E&P Calculation and the proposed Purchase Price Allocation (the "Revised After Tax Proceeds Amount") (collectively, the "Interim After Tax Proceeds Schedules"); and (C) as soon as reasonably practicable, but no later than 15 days prior to the Closing, furnish to Parent the final Purchase Price Allocation to be reflected in the Asset Purchase Agreement (the "Final Purchase Price Allocation") and a revised Foreign E&P Calculation taking into account, using reasonable best efforts, the earnings and profits of the Transferred Subsidiaries between the date of the most recent audited financial statements of the Company and the date that is 15 days prior to Closing, along with all documentation used to support such calculation (the "Revised Foreign E&P Calculation") (collectively, the "Final After Tax Proceeds Schedules" and together with the Interim After Tax Proceeds Schedules, the "After Tax Proceeds Schedules"). Each of the After Tax Proceeds Schedules shall be prepared as to properly reflect the resolution of any objection made by Parent pursuant to clause (ii) of this subsection (c).

     (ii) Unless Parent provides specific written notice to the Company of an objection (A) in the case of an Interim After Tax Proceeds Schedule, no later than the tenth day following Parent's receipt thereof or (B) in the case of a Final After Tax Proceeds Schedule, not later than the fifth day following Parent's receipt thereof, such Interim After Tax Proceeds Schedule or Final After Tax Proceeds Schedule, as the case may be, shall then become binding upon the Company and Parent for purposes of this Agreement. If Parent, by written notice to the Company no later than such tenth or fifth day, as the case may be, objects to an item reflected on an Interim After Tax Proceeds Schedule or a Final After Tax Proceeds Schedule, as the case may be, such After Tax Proceeds Schedule shall not become binding for purposes of this Agreement, the Company and Parent shall discuss such objection in good faith and, if they reach written agreement amending the After Tax Proceeds Schedule, such After Tax Proceeds Schedule as amended by such written agreement shall become binding upon the Company and Parent for purposes of this Agreement;

     (iii) If the Company and Parent do not reach such written agreement (A) in the case of an Interim After Tax Proceeds Schedule, no later than the tenth day following Parent's delivery to the Company of such notice of objection or
(B) in the case of a Final After Tax Proceeds Schedule, no later than the third day following Parent's delivery to the Company of such notice of objection, those aspects of the After Tax Proceeds Schedule as to which such objection was made shall be submitted for arbitration by a big five accounting firm acceptable to, and independent of, the Company and Parent, (the "Accounting Firm") (whose fees shall be paid equally by the Company and Parent), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to the Company and to Parent, shall become final and binding upon the Company and Parent for purposes of this Agreement. The scope of the disputes to be resolved by the Accounting Firm is limited to whether the amounts set forth on the After Tax Proceeds Schedule (A) were the result of errors of fact or mathematical errors, (B) are supportable based on the books and records of the Company (C) are in accordance with the Company's prior accounting practices generally and, if appropriate, are consistent with the methodology used to calculate foreign earnings and profits in prior years and (D) are substantially in compliance with Section 312 of the Internal Revenue Code. The Accounting Firm is not to make any other determination. The determination of the Accounting Firm, which in no case shall be made later than the fifth day prior to the Closing Date, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof.

     (iv) Parent shall have the right to object to the computation of the After Tax Proceeds Amount only to the extent such objection relates to errors of fact or mathematical errors. Specific written notice of such objection may be provided to the Company at any time on or prior to May 25, 2001. The Company and Parent shall discuss such objection in good faith and, if they reach written agreement regarding such objection, such agreement shall be properly reflected in the Revised After Tax Proceeds Amount. If the Company and Parent do not reach written agreement regarding such objection prior to the date that Parent receives the Revised After Tax Proceeds Amount from the Company, such objection shall be deemed an objection to the Revised After Tax Proceeds Amount under clause (ii) of this subsection (c).

                                   ARTICLE V

                        Representations and Warranties

     5.1. Representations and Warranties of CPI. Except as set forth in the disclosure letter attached hereto as Exhibit A (the "CPI Disclosure Letter"), CPI hereby represents and warrants to Parent and CPI Merger Sub that:

     (a) Organization, Good Standing and Qualification. CPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or conduct of its business requires such qualification. CPI has made available to Parent a complete and correct copy of CPI's certificate of incorporation and bylaws, each as amended to date. CPI's certificate of incorporation and bylaws so delivered are in full force and effect. CPI does not have any Subsidiaries other than the Company and the Subsidiaries of the Company.

     As used in this Agreement, "CPI Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of CPI, assuming and after giving effect to the consummation of the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement; provided, however, that any such effect resulting from any change in economic or business conditions generally or in the pharmaceutical industry specifically shall not be considered when determining whether an CPI Material Adverse Effect has occurred.

     As used in this Agreement, the term "Subsidiary" means, with respect to CPI, the Company, Parent, CPI Merger Sub or Company Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries; provided, however, that, for purposes of this Agreement, the Company shall not be deemed to be a Subsidiary of CPI.

     (b) Capital Structure. The authorized capital stock of CPI consists and, at all times prior to the Recapitalization, will consist, of 97,000 CPI First Preferred Shares, of which 92,343.4 shares were outstanding on May 2, 2001, 1,000,000 CPI Second Preferred Shares, of which 544,076.75 shares were outstanding on May 2, 2001, 5,000,000 CPI Third Preferred Shares, of which 3,806,043 shares were outstanding on May 2, 2001, 1,500 CPI Class A Common Shares, of which 0 shares were outstanding on May 2, 2001, 13,500 CPI Class B Common Shares, of which 11,172 shares were outstanding on May 2, 2001, and 1,500 CPI Class C Common Shares, of which 1,306 shares were outstanding on May 2, 2001. As of and following the Recapitalization, the authorized capital stock of CPI will consist of 23,508,000 Recapped Shares, of which 23,508,000 will be outstanding immediately prior to the CPI Merger Effective Time. All of the outstanding shares of capital stock of CPI have been duly authorized and are (and following consummation of the Recapitalization will be) validly issued, fully paid and nonassessable. As of the date of this Agreement, CPI has no shares of capital stock reserved for issuance or subject to issuance, except that, as of May 2, 2001, there were 1,306 CPI Class A Common Shares reserved for issuance upon conversion of CPI Class C Common Shares. As of the Closing, there will be no shares of capital stock reserved for issuance or subject to issuance. Except with respect to the Recapitalization and as set forth above or in the certificate of incorporation of CPI, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of CPI or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of CPI, and no securities or obligations evidencing such rights are authorized, issued or outstanding. CPI does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of CPI on any matter ("CPI Voting Debt"). Except as set forth in Section 5.1(b) of the CPI Disclosure Letter, CPI does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     (c) Corporate Authority; Approvals. (i) CPI has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Memorandum of Understanding and to consummate the CPI Merger, subject only to approval of this Agreement and the other transactions contemplated hereby by a majority of the votes entitled to be cast by the holders of the CPI Shares, voting together as a single class (the "CPI Requisite Vote"). Each of this Agreement and the Memorandum of Understanding has been duly and validly executed and delivered by CPI and, assuming the due authorization, execution and delivery by the Company, Parent, CPI Merger Sub and Company Merger Sub, constitutes a valid and binding agreement of CPI enforceable against CPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The Board of Directors of CPI has unanimously (A) approved (i) the Memorandum of Understanding and (ii) this Agreement subject to the corporate actions required to be taken with respect to the Recapitalization, (B) determined the advisability of entering into this Agreement and (C) recommended that the stockholders of CPI adopt this Agreement.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.4, (B) pursuant to the HSR Act, (C) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (D) pursuant to the European Community Merger Control Regulation and
(E) required to be made with any Governmental Entity (as defined below) in any jurisdiction outside the United States, no notices, reports or other filings are required to be made by CPI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by CPI from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each, a "Governmental Entity") in connection with the execution and delivery of this Agreement by CPI and the consummation by CPI of the CPI Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have an CPI Material Adverse Effect or prevent, materially delay or materially impair the ability of CPI to consummate the CPI Merger or the other transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement and the Memorandum of Understanding by CPI do not, and the consummation by CPI of the CPI Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of CPI or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, a default under, the termination (or right of termination), amendment (or right of amendment), cancellation (or right of cancellation) or acceleration of any obligations, or a loss of a material benefit under, or the creation of a lien, liability, pledge, security interest, Claim or similar encumbrance on or the loss of any assets of CPI (with or without notice, lapse of time or both) pursuant to, any material agreement, lease, sublease, contract, license, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice ("Contract") binding upon CPI or, assuming compliance with the DGCL and all Laws requiring the filings and or notices described in Section 5.1(d)(i), any Law (as defined in Section 5.2(j)) or governmental or non-governmental permit, concession, franchise or license to which CPI is subject.

     (e) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, litigations, investigations or proceedings (collectively, "Claims") pending or, to the knowledge of the officers or directors of CPI, threatened against CPI or (ii) material obligations or material liabilities, whether or not accrued, contingent or otherwise (collectively, "Obligations") relating to CPI other than Claims and Obligations relating to this Agreement or the Company.

     (f) Taxes. CPI (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are complete and correct in all material respects; (ii) has paid all Taxes (as defined below) required to have been paid that are shown as due on such Tax returns, except with respect to matters contested in good faith; and
(iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of CPI, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

     CPI has not (i) filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or analogous provision of state, local or foreign law; (ii) been a member of an affiliated group of corporations filing a consolidated United States federal Tax Return, nor has any liability for the Taxes of another person, including liability arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise; or (iii) entered into a closing agreement pursuant to
Section 7121 of the Code or similar provision for purposes of state, local or foreign taxes relating to Taxes due from CPI. Assuming the representations and warranties of the Company set forth in Section 5.2(m) with respect to whether the Company has ever been a "United States real property holding corporation" are true and accurate in all respects, CPI has never been a "United States real property holding corporation" within the meaning of Section 897 of the Code. There are no liens or encumbrances for Taxes on any of the assets of CPI except for statutory liens for Taxes not yet due or payable. As of the date hereof, CPI has no "undistributed personal holding company income" as defined in Section 545(a) of the Code. CPI has delivered to Parent true, correct and complete copies of all federal Tax Returns for all open Tax years, examination reports and statements of deficiencies. The Recapitalization of CPI immediately prior to the CPI Merger will not give rise to federal income tax liability of CPI.

     As used in this Agreement, the term (i) "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     5.2. Representations and Warranties of the Company. Except as set forth in the disclosure letter attached hereto as Exhibit B (the "Company Disclosure Letter") or the Company Reports (as hereinafter defined) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Company Merger Sub that:

     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted (after giving effect to the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement) and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, the leasing or operation of its properties or conduct of its business (after giving effect to the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement) requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and bylaws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws so delivered are in full force and effect.

     As used in this Agreement, "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole, assuming and after giving effect to the consummation of the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement; provided, however, that any such effect resulting from any change in economic or business conditions generally or in the pharmaceutical industry specifically shall not be considered when determining whether a Company Material Adverse Effect has occurred. Section 5.2(a) of the Company Disclosure Letter contains a true and accurate list of all of the Subsidiaries of the Company other than the Transferred Subsidiaries (as defined in the Asset Purchase Agreement). Except for its interest in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     (b) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 Company Common Shares, of which 33,465,711 shares were outstanding on May 2, 2001, and 13,056,800 Company Class B Common Shares, of which 12,224,835 shares were outstanding on May 2, 2001. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of May 2, 2001, 4,095,017 options and 817,959 deferred stock awards were outstanding, all of which were granted pursuant to the Stock Plans (as defined below). Since May 2, 2001 and prior to the date hereof, the Company has not issued (i) any Company Shares other than pursuant to the exercise of any Company Options and Stock Awards or (ii) any Company Options or Stock Awards. As of the date of this Agreement, the Company has no Company Shares reserved for issuance or subject to issuance, except that, as of May 2, 2001, there were 12,224,835 Company Common Shares reserved for issuance upon conversion of the Company Class B Common Shares, and as of May 2, 2001, 2,126,904 Company Common Shares reserved for issuance pursuant to the Company's 1977 Restricted Stock Award Plan, as amended (the "1977 Restricted Stock Plan") and 3,172,663 Company Common Shares reserved for issuance pursuant to the Company's 1996 Long-Term Incentive Plan (the "1996 LTIP" and, together with the 1977 Restricted Stock Plan, the "Stock Plans"). Each of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying and nominee shares, owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or similar encumbrance and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth above there are no authorized, issued or outstanding Company Shares or other shares of capital stock or other securities of the Company and no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Company Voting Debt").

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Memorandum of Understanding and to consummate this Agreement, subject only to approval of this Agreement and the other transactions contemplated hereby by a majority of the votes entitled to be cast by holders of the Company Shares, voting together as a single class (the "Company Requisite Vote"). Each of this Agreement and the Memorandum of Understanding has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CPI, Parent, CPI Merger Sub and Company Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (ii) The Board of Directors of the Company at a meeting duly called and held has unanimously by those present (A) approved this Agreement, the Memorandum of Understanding and the Company Merger and the other transactions contemplated hereby, (B) determined the advisability of entering into this Agreement and (C) recommended that the stockholders of the Company adopt this Agreement. The Board of Directors of the Company has received the opinion of its financial advisor, J.P. Morgan Securities Inc., to the effect that the Company Merger Consideration to be received by the holders of the Company Shares in the Company Merger is fair to such holders from a financial point of view and has received the opinion of its financial advisor, Houlihan Lokey Howard & Zukin, Inc., to the effect that the Company Merger is fair to the holders of the Company Shares from a financial point of view. It is agreed and understood that each such opinion is for the benefit of the Company's Board of Directors and may not be relied on by Parent, CPI Merger Sub or Company Merger Sub.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Sections 1.4 and 1.5, (B) pursuant to the HSR Act, (C) pursuant to the Exchange Act, (D) pursuant to Environmental Laws, including the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Act, (E) pursuant to the European Community Merger Control Regulation, or (F) required to be made with any Governmental Entity in any jurisdiction outside the United States, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company, the consummation by CPI of the CPI Merger or the consummation by the Company of the Company Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Company Merger or the other transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement and the Memorandum of Understanding by the Company do not, and the consummation by the Company of the Company Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, a default under, a termination (or right of termination), amendment (or right of amendment), cancellation (or right of cancellation) or acceleration of any obligations, or a loss of a material benefit under, or the creation of a lien, liability, pledge, security interest, Claim or similar encumbrance on or the loss of any assets of the Company or any of its

Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or, assuming compliance with the DGCL and all Laws requiring the filings and or notices described in Section 5.1(d)(i), any Law (as defined in Section 5.2(j)) or governmental or non-governmental permit, concession, franchise or license to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, default, termination (or right of termination), amendment (or right of amendment), cancellation (or right of cancellation) or acceleration, creation, change or loss that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (e) Company Contracts. Section 5.2(e) of the Company Disclosure Letter lists (i) any Contracts (other than Contracts which constitute Purchased Assets) the performance of which involves consideration in excess of $1,500,000, (or that are otherwise material to the Company) other than distribution, license, purchase or supply agreements entered into in the ordinary course of business, consistent with past practice and contracts included in the Assets Purchase (collectively, "Company Contracts") and (ii) to the knowledge of the Company, no Company Contracts limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person beyond the term of such Company Contract. The Company has made available to Parent a correct and complete copy of each written Contract listed in Section 5.2(e) of the Company Disclosure Letter. To the knowledge of the Company, each Contract listed in Section 5.2(e) of the Company Disclosure Letter is a valid and binding agreement and is in full force and effect.

     (f) Company Reports; Financial Statements. (i) The Company has delivered to Parent each registration statement, report, proxy statement or consent or information statement prepared by it since March 31, 2000 (the "Audit Date"), including (A) the Company's Annual Report on Form 10-K for the year ended March 31, 2000, and (B) the Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or (in the case of Company Reports filed after the date of this Agreement) will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of earnings, retained earnings and comprehensive earnings and consolidated statements of cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or (in the case of Company Reports filed after the date of this Agreement) will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (ii) The combined balance sheet and combined statement of earnings included in the audited pro forma statement of the Company and its Subsidiaries (excluding the Business (as defined in the Asset Purchase Agreement)) as of March 31, 2000, in each case including the notes and schedules thereto, all included in Section 5.2(f) of the Company Disclosure Letter (the "Audited Pro Forma Financial Statements") and the unaudited pro forma combined balance sheet and combined statements of earnings of the Company and its Subsidiaries (excluding the Business) as of the nine months ended December 31, 2000, in each case including any notes and schedules thereto, all included in Section 5.2(f) of the Company Disclosure Letter (the "Interim Pro Forma Financial Statements") fairly present the combined financial position of the Company and its Subsidiaries (excluding the Business) as of their respective dates and the balance sheet and statement of earnings in the Audited Pro Forma Financial Statements fairly present the results of operations (excluding the Business) for the periods set forth therein, in each case in accordance with GAAP and the accounting principles summarized therein, except as may be noted therein, and subject in the case of the Interim Pro Forma Financial Statements to normal year-end adjustments and the absence of footnotes and similar presentation items therein.

     (iii) Except as set forth in Section 5.2(d) of the Company Disclosure Letter, Section 5.2(f) of the Company Disclosure Letter sets forth (i) the outstanding amount of long term Indebtedness of the Company as of December 31, 2000, and (ii) a list of the Contracts containing the terms of such Indebtedness. "Indebtedness" shall mean, without duplication,(i) all obligations for repayment of borrowed money, including guarantees of such obligations, or for the deferred purchase or acquisition price of property or services (excluding trade accounts payable and accrued liabilities which arise in the ordinary course of business) which are, in accordance with GAAP, includable as a liability on a consolidated balance sheet of the Company, and
(ii) all amounts representing the capitalization in accordance with GAAP of rentals payable by the Company or a Subsidiary (other than pursuant to a lease under which the Company or a Subsidiary is the lessor).

     (g) Absence of Certain Changes. Except for actions contemplated by this Agreement and except as reflected, reserved or otherwise disclosed in the Audited Pro Forma Financial Statements, the Interim Pro Forma Financial Statements and the financial statements included in or incorporated by reference in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any action taken by the Company or its Subsidiaries during the period from the Audit Date through the date of this Agreement, that would constitute a breach of Sections 6.1(b)(iii)(A), 6.1(b)(iii)(D),

6.1(b)(iii)(E), 6.1(b)(iv), 6.1(b)(vi), 6.1(b)(viii)(A), 6.1(b)(ix),
6.1(b)(x), 6.1(b)(xiii) and 6.21(b); or (iii) any action taken by the Company or its Subsidiaries during the period from the Audit Date through the date of this Agreement, making any tax election or permitting any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, in each case, except in the ordinary and usual course of business.

     (h) Litigation and Liabilities. Except as reflected, reserved or otherwise disclosed in the Audited Pro Forma Financial Statements, the Interim Pro Forma Financial Statements and the financial statements included in or incorporated by reference in the Company Reports filed prior to the date hereof, there are no (i) Claims pending or threatened against the Company or any of its Subsidiaries or (ii) Obligations relating to the Company or any of its Subsidiaries which would be required to be reflected, reserved or otherwise disclosed in the financial statements of the Company under GAAP if occurring on a date covered by such financial statements, including those relating to matters involving any Environmental Law (as defined in Section 5.2(l)), of the Company or any of its Subsidiaries, except for such Claims or Obligations that could have been incurred in accordance with Section 6.1(b) had the provisions of such Section been applicable at such time or as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     (i) Employee Benefits.

     (i) A true and correct copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, deferred stock, stock option, employment, termination, collective bargaining, change-of-control, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees of the Company and its Subsidiaries (the "Employees") or current or former directors of the Company (the "Directors") (the "Compensation and Benefit Plans") and any trust agreement, insurance contract or other funding instrument forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof other than Compensation and

Benefit Plans maintained in the United States that are not material individually or in the aggregate, and Compensation and Benefit Plans maintained outside of the United States that are not individually material. With respect to each Compensation and Benefit Plan, the Company has also made available to Parent prior to the date hereof, if applicable, (i) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Compensation and Benefit Plan, other than such written or oral communications that do not alter the terms of the plan and (ii) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The Compensation and Benefit Plans are listed in
Section 5.2(i) of the Company Disclosure Letter, other than those Compensation and Benefit Plans maintained in the United States that are not material individually or in the aggregate and Compensation and Benefit Plans maintained outside of the United States that are not individually material.

     (ii) Each Compensation and Benefit Plan has been established and administered substantially in accordance with its terms, and is in compliance in all material respects with applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other applicable Laws. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code (a "Pension Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and neither the Company nor any of its Subsidiaries is aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, material litigation, administrative investigation, auditor proceeding or claim (other than routine claims for benefits in the ordinary course) relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA, and no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 24-month period ending on the date hereof.

     (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

     (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan.

     (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan.

     (vii) Neither the execution of this Agreement or the Asset Purchase Agreement nor the consummation of the Assets Purchase, the Mergers and the other transactions contemplated by this Agreement and the Asset Purchase Agreement will(x) entitle any Employees or Directors of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (viii) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (ix) All employee benefit plans maintained outside of the United States comply in all respects with applicable local law except for such failures to comply as would not, individually or in the aggregate, result in a Company Material Adverse Effect.

     (j) Compliance with Laws; Permits. (i) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, Claim award, settlement or stipulation, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have not received any notices of violations with respect to any Laws, except for violations which, individually or in the aggregate, are not be reasonably likely to have a Company Material Adverse Effect.

     (ii) Each product (other than products included in the Assets Purchase) subject to the jurisdiction of the Food and Drug Administration under the Federal Food, Drug and Cosmetic Act, as amended (the "FDCA") or the Prescription Drug Marketing Act, as amended (the "PDMA") or subject to the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended (the "CSA") which is manufactured, tested, distributed, held and/or marketed by the Company or any of its Subsidiaries is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA, the PDMA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, promotion and advertising, record keeping, filing of reports and security, sampling, distributing, importing or exporting, except for such failures so to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (k) Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each, a "Takeover Statute") is, or at the CPI Merger Effective Time or Company Merger Effective Time will be, applicable to CPI, the Company, the CPI Shares, the Company Shares, the Assets Purchase, the Mergers or the other transactions contemplated by this Agreement or the Asset Purchase Agreement. Assuming the accuracy of Parent's representations and warranties contained in Section 5.3(d) (Ownership of Shares), the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, the Asset Purchase Agreement or the consummation of the Assets Purchase or the Mergers.

     (l) Environmental Matters. Except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries, the properties currently owned, leased or operated by the Company and its Subsidiaries and the properties and facilities currently or formerly owned, leased or operated by the Company and its Subsidiaries:

     (i) are, and at all previous times have been, in compliance with all applicable Environmental Laws;

     (ii) are not the subject of any pending Claim or written notice alleging the violation of any, or liability under, applicable Environmental Laws and no such notice is threatened;

     (iii) are not currently subject to any order, settlement, judgment or decree arising under or relating to any Environmental Law;

     (iv) have not had any air emissions or wastewater discharges of Hazardous Substances except as permitted under applicable Environmental Laws; and

     (v) Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties, assets or facilities currently owned, leased or operated or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a manner or to a location that has resulted, or to the knowledge of the Company would be reasonably expected to result, in liability under or related to, any Environmental Laws.

     As used in this Agreement, the term (i) "Environmental Law" means any applicable Law, regulation, code, license, permit, order, decree or injunction
(A) governing the protection of the environment, (including air, water, soil and natural resources) or as relating to exposure to Hazardous Substances, human health or (B) the use, storage, handling, release or disposal of Hazardous Substances and (ii) "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law and any other material or substance that is regulated, or that could reasonably be expected to result in liability, under any Environmental Law including petroleum and any derivative or by-products thereof, asbestos and asbestos containing materials and polychlorinated biphenyls.

     (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and correct in all material respects;
(ii) have paid all Taxes that are shown as due on such Tax Returns, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company has not (i) filed a consent under Section 341(f) of the Code or analogous provision of state, local or foreign law; (ii) been a member of an affiliated group of corporations filing a consolidated United States federal Tax Return (other than a group the common parent of which was the Company), nor has any liability for the Taxes of another person (other than Subsidiaries of the Company which are members of an affiliated group of corporations filing a consolidated United States federal Tax Return the common parent of which is the Company), including liability arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise; (iii) entered into a closing agreement pursuant to Section 7121 of the Code or similar provision for purposes of state, local or foreign taxes relating to Taxes due from the Company. The Company has never been a "United States real property holding corporation" within the meaning of Section 897 of the Code. There are no liens or encumbrances for Taxes on any of the assets of the Company, except for (i) statutory liens for Taxes not yet due or payable, (ii) liens for Taxes that are being contested in good faith which such contest is disclosed in Section 5.2(m) of the Company Disclosure Letter, and (iii) any other liens for Taxes that are not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect. The Company has withheld all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has delivered to Parent true, correct and complete copies of all federal Tax Returns for all open Tax years, examination reports and statements of deficiencies. The Company and its Subsidiaries have disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The unpaid Taxes of the Company did not, as of December 31, 2000 exceed the reserve for Tax liability (other than any reserves for deferred Taxes established for timing differences between book and Tax income) set forth on the Interim Pro Forma Financial Statements and will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date consistent with past practice of the Company in filing its Tax Returns. Sofibel S.A.R.L. ("Sofibel") is, and has been since its formation, a corporation for United States federal income tax purposes.

     (n) Labor Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. No action, suit complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that is reasonably likely to be adversely decided and if so adversely decided, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. As of the date hereof, the Company and its Subsidiaries are in compliance with all obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall, at any time within the sixty (60) day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee.

     (o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, and the Company and its Subsidiaries are not in material default thereunder except for any such failures to maintain insurance policies or defaults thereunder that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (p) Intellectual Property.

     (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, inventions, discoveries, formulae, processes, domain names, trademarks, trade names, service marks, copyrights, works of authorship, technology, know-how, computer software programs, computer applications and trade secrets and all other intellectual property ("IP") that are owned or used in the business of the Company and its Subsidiaries as currently conducted (after giving effect to the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement), (collectively "Company IP") except for any such failures to own, be licensed or possess as are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

     (ii) Except for such matters not reasonably likely to have a Company Material Adverse Effect:

          (A) neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements used in the business of the Company and its Subsidiaries as currently conducted (other than any licenses, sublicenses or other agreements relating to the Purchased Assets) as to which it is a party and pursuant to which it is authorized to use any IP owned by a third party (collectively, "Third-Party IP");

          (B) no Claims with respect to any Company IP (other than claims relating to intellectual property rights held or used in connection with the Purchased Assets) are currently pending or, to the knowledge of the Company, are threatened by any Person;

          (C) to the knowledge of the Company, there is no impairment, dilution or other violation or misuse, unauthorized use, infringement or misappropriation of any of the Company IP by any third party, or by the Company of any Third-Party IP used in the business as currently conducted;

          (D) the Company and its Subsidiaries have taken commercially reasonable steps to protect, maintain and safeguard the confidentiality of any Company IP as used in the business as currently conducted, the value of which relies upon the maintenance of confidentiality;

          (E) the Company IP, together with the IP licensed to the Company pursuant to the Ancillary Agreements, constitute all the IP used in the business of the Company as currently conducted; and

          (F) to the knowledge of the Company, all Company IP is valid and subsisting.

     (q) Brokers and Finders. Neither the Company, CPI nor any of their respective subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with Mergers, the Assets Purchase or the transactions contemplated by this Agreement or the Asset Purchase Agreement, except that the Company has employed (i) J.P. Morgan Securities Inc. as its financial advisor, whose fees will be paid by the Company in accordance with the arrangements with J.P. Morgan Securities Inc., which arrangements have been disclosed in writing to Parent prior to the date hereof, (ii) the Company has employed Houlihan Lokey Howard & Zukin, Inc. as its financial advisor, whose fees will be paid by the Company in accordance with the arrangements with Houlihan Lokey Howard & Zukin, Inc. which arrangements have been disclosed in writing to Parent prior to the date hereof and (iii) CPI has employed an appraiser to advise CPI with respect to the Recapitalization, whose fees will be paid as set forth in
Section 6.20.

     (r) Real Property. Section 5.2(r) of the Company Disclosure Letter lists all of the real property of the Company or its Subsidiaries other than the real property transferred pursuant to the Assets Purchase. Section 5.2(r) of the Company Disclosure Letter also lists all real property owned, leased or operated by the Company or its Subsidiaries and disposed of during the 20 years prior to the date of this Agreement. Except as set forth in Section 5.2(r) of the Company Disclosure Letter and other than with respect to disposed property, the Company has good, valid and marketable title to, or a valid leasehold interest in, all of its properties or assets except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect. The Company will use commercially reasonable efforts to obtain all consents necessary to transfer the currently leased real property set forth in Section 5.2(r) of the Company Disclosure Letter in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement.

     5.3. Representations and Warranties of Parent, CPI Merger Sub and Company Merger Sub. Parent, CPI Merger Sub and Company Merger Sub hereby represent and warrant to CPI and the Company that:

     (a) Organization, Good Standing and Qualification. (i) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, the leasing or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to prevent or impair the ability of Parent, CPI Merger Sub or Company Merger Sub to consummate the Mergers or affect the validity of either Merger.

     (ii) Each of Parent, Company Merger Sub and CPI Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not carried on any activities to date other than those incident to its formation and the consummation of this Agreement.

     (b) Corporate Authority. No vote of the holders of the capital stock of Parent is necessary to approve this Agreement or the Memorandum of Understanding, either Merger or the other transactions contemplated hereby. Parent, CPI Merger Sub and Company Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Memorandum of Understanding and to consummate the Mergers and the other transactions contemplated hereby and no other corporate proceedings on the part of Parent, CPI Merger Sub and Company Merger Sub are necessary to authorize this Agreement and the Memorandum of Understanding or to consummate the transactions contemplated hereby. This Agreement has been duly adopted by the sole stockholder of CPI Merger Sub and has been duly adopted by the sole stockholder of Company Merger Sub, in each case in accordance with applicable Law and the applicable certificate of incorporation and bylaws of such corporations. Each of this Agreement and the Memorandum of Understanding has been duly and validly executed and delivered by Parent, CPI Merger Sub and Company Merger Sub and, assuming due authorization, execution and delivery by CPI and the Company, constitutes a legal, valid and binding agreement of Parent, CPI Merger Sub and Company Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (c) Governmental Filings; No Violations.

     (i) Other than the filings and/or notices (A) pursuant to Sections 1.4 and 1.5, (B) pursuant to the HSR Act, (C) pursuant to the Exchange Act, (D) pursuant to any Environmental Laws, (E) pursuant to the European Community Merger Control Regulation, and (F) required to be made with any Governmental Entity in any jurisdiction outside the United States, no notices, reports or other filings are required to be made by Parent, CPI Merger Sub or Company Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, CPI Merger Sub or Company Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent, CPI Merger Sub or Company Merger Sub and the consummation by Parent, CPI Merger Sub and Company Merger Sub of the Mergers and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or impair the ability of Parent, CPI Merger Sub or Company Merger Sub to consummate the Mergers or the other transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement and the Memorandum of Understanding by Parent, CPI Merger Sub and Company Merger Sub do not, and the consummation by Parent, CPI Merger Sub and Company Merger Sub of the Mergers and the other transactions contemplated hereby, will not constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, the termination (or right of termination), amendment (or right of amendment), cancellation (or right of cancellation) or acceleration of any obligations or a loss of a material benefit under, or the creation of a lien, liability, pledge, security interest, Claim or similar encumbrance on or the loss of any assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or, assuming compliance with the DGCL and all Laws requiring the filings and or notices described in Section 5.3(c)(i), any Law or governmental or non-governmental permit, concession, franchise or license to which Parent and its Subsidiaries is subject, except, in the case of clause
B) above, for any breach, violation, default, termination (or right of termination), amendment (or right of amendment), cancellation (or right of cancellation) or acceleration, creation, change or loss that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or impair the ability of Parent, CPI Merger Sub or Company Merger Sub to consummate the Mergers or the other transactions contemplated by this Agreement.

     (d) Ownership of Shares. Except as contemplated by the CPI Merger, neither Parent nor any of its Subsidiaries beneficially owns or is the beneficial Owner of any CPI Shares or any Company Shares.

     (e) Funds. Parent has executed and delivered the commitment letter from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. (the "Debt Commitment Letter") to provide to Parent (or to CPI Merger Sub or Company Merger Sub or another subsidiary of Parent), subject to the terms and conditions thereof, the amount of debt financing set forth in the Debt Commitment Letter that when funded, along with the Investor Equity (as hereinafter defined) will provide Parent with the funds necessary to consummate the Mergers and pay all fees, expenses and costs in connection with negotiation, execution and performance of the Agreement by Parent, CPI Merger Sub and Company Merger Sub. Parent has furnished copies of such Debt Commitment Letter to the Company and CPI. The financing to be provided thereunder is referred to herein as the "Debt Financing".

     (f) Financial Structure. (i) Parent and Company Merger Sub hereby represent that no less than $278 million of the total financing, to be incurred in connection with the Company Merger (the "Company Financing") will consist of contributions from MedPointe Capital Partners, L.L.C. of at least $10 million in equity, Carlyle Partners III, L.P. of at least $134 million in equity and a group comprised of Cypress Merchant Banking Partners II L.P., 55th Street Partners II L.P. and Cypress Merchant Banking II C.V. of at least $134 million in equity (collectively, the "Investor Equity").


                                  ARTICLE VI

                                   Covenants

     6.1. Interim Operations. (a) CPI covenants and agrees that, after the date hereof and prior to the CPI Merger Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as set forth in Section 6.1(a) of the CPI Disclosure Letter, or as otherwise contemplated by this Agreement, the Asset Purchase Agreement or the Ancillary Agreements):

              (i) it shall conduct its business as a holding company for Company Shares in the ordinary course of business, consistent with past practice and comply in all material respects with all applicable Laws, including Environmental Laws;

              (ii) it shall not (A) issue, sell, pledge, dispose of or encumber any Company Shares; (B) amend its certificate of incorporation or bylaws except pursuant to the Recapitalization Amendment; (C) split, combine or reclassify its outstanding shares of capital stock, except pursuant to the Recapitalization Amendment; or (D) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock except pursuant to the Recapitalization Amendment;

              (iii) it shall not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any CPI Voting Debt or any material property or assets except pursuant to the Recapitalization Amendment;

              (iv) it shall not incur any material liability or obligation or otherwise engage in any activity or take any action other than in furtherance of the consummation of the transactions pursuant to this Agreement in accordance with the provisions of this Agreement; provided, however, that prior to the due adoption of this Agreement by holders of the Company Shares constituting the Company Requisite Vote, CPI shall not be prohibited by this clause (iv) from providing information at the Company's request in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) of the proviso in Section 6.2(a) or from participating in negotiations or discussions by the Company with a Person pursuant to clause (C) of the proviso in Section 6.2(a);

              (v) it shall not change in any material respect any of the accounting principles or practices used by it, except as may be required as a result of a change in GAAP; and

              (vi) it shall not make any tax election without prior notice to Parent, except in the ordinary course of business; and

              (vii) it shall not authorize or enter into an agreement to do any of the foregoing.

     (b) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Company Merger Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement, the Company Disclosure Letter, the Asset Purchase Agreement or the Ancillary Agreements):

             (i) it shall operate the business of it and its Subsidiaries (other than such portion as comprises the Business) only in the ordinary course of business, consistent with past practice and in material compliance with all applicable Laws, and, to the extent consistent with such operation, use commercially reasonable efforts to: (A) preserve the present business organization intact; and (B) preserve any beneficial business relationships with all customers, suppliers, Government
     Entities, and others having business dealings with the business of it and its Subsidiaries (other than such portion as comprises the Business);

             (ii) it shall maintain (A) the material assets of the Company and its Subsidiaries (other than the Purchased Assets) in such condition and repair consistent with past practice, and (B) insurance upon all of the material assets of the Company and its Subsidiaries (other than the Purchased Assets) and with respect to the conduct of the business of the Company and its Subsidiaries (other than the Business) in full force and effect, comparable in amount, scope, and coverage to that in effect on the date of this Agreement;

              (iii) it shall not (A) authorize, issue, deliver, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries that are not Transferred Subsidiaries (as defined in the Asset Purchase Agreement); (B) amend its or its Subsidiaries' or certificate of incorporation or bylaws or equivalent organizational documents; (C) split, combine or reclassify (including causing the conversion of Class B Common Shares to Common Shares pursuant to Article FOURTH, Section 2(e)(1)(iii) of the certificate of incorporation of the Company) its or its Subsidiaries' outstanding shares of capital stock;
     (D) declare, set aside, make or pay any dividend payable in cash, stock, property or otherwise in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries and other than, in the case of the Company, regular quarterly cash dividends not in excess of $0.08 per Company Share per quarter (paid to record holders of stock on a date set consistent with past practice); or (E) repurchase, redeem or otherwise acquire, except, in the case of the Company in each case set forth above, in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

              (iv) neither it nor any of its Subsidiaries that are not Transferred Subsidiaries shall (A) issue, authorize, deliver, grant, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Company Voting Debt (other than, in the case of the Company, Company Common Shares issuable pursuant to Company Options or Stock Awards outstanding on the date hereof under the Stock Plans); (B) lease or otherwise dispose of, or grant or sell any option or right to purchase that portion of the Company's business that does not include the Purchased Assets, except in the ordinary course of business, consistent with past practice; or (C) sell, assign, transfer, convey or otherwise dispose of any material asset or right of the Company or subject any of the assets of the Company (other than the Purchased Assets) to any further material lien, charge, license, mortgage, pledge, security interest or similar encumbrance (each, an "Encumbrance"), other than (i) Permitted Encumbrances (as defined in the Asset Purchase Agreement) (ii) as reflected, reserved or otherwise disclosed in the Audited Pro Forma Financial Statements, the Interim Pro Forma Financial Statements or the financial statements included in or incorporated by reference in the Company Reports filed prior to the date of this Agreement or (iii) in the ordinary course of business, consistent with past practice;

              (v) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or arrangement that would be a Compensation and Benefit Plan if it were in effect on the date hereof, or pay or promise to pay, any bonus, profit-sharing or special compensation to the Employees or Directors or make any increase in the compensation or benefits payable or to become payable to any of such Employees or Directors, or hire, without the consent of Parent which consent shall not be unreasonably withheld, any employee who would be entitled to an annual base salary greater than $100,000, except (A) for changes that are required by applicable Law, (B) to satisfy obligations under the terms of any Compensation and Benefit Plan in effect as of the date hereof, (C) for increases in compensation that are made in the ordinary course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases), which increases their effective dates for corporate officers are set forth in Section 6.1(b)(v) of the Company Disclosure Letter and (D) for employment arrangements for or grants of awards, other than equity-based awards, to newly hired employees (hired in accordance with this paragraph) in the ordinary course of business consistent with past practice; provided, however, that nothing in this clause (v) shall permit any action that would otherwise be prohibited by clause (iv)(A) above;

              (vi) except in the ordinary course of business consistent with past practice or in connection with the Assets Purchase, neither it nor any of its Subsidiaries shall enter into or terminate any Company Contract, or make any change in any of its Company Contracts;

              (vii) neither it nor any of its Subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated without prior notice to Parent, except in the ordinary and usual course of business or in connection with the Assets Purchase;

              (viii) neither it nor any of its Subsidiaries shall (A) acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) any corporation, partnership or other business organization or division thereof or any assets in each case, which are material to the Company and its Subsidiaries taken as a whole other than in connection with the Assets Purchase, (B) incur any long-term indebtedness for money borrowed or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in any other person (other than a Subsidiary or Transferred Subsidiary of the Company or in connection with the Assets Purchase), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice, (C) authorize any new capital expenditures which are, in the aggregate, in excess of $500,000 other than unforeseen capital expenditures that may be necessary to operate the business consistent with past practice or (D) authorize any new commitments for taurolidine spending which are, in the aggregate, in excess of $500,000 (it being understood that commitments made prior to the date hereof with respect to pre-clinical work or clinical studies are not covered by these limitations);

              (ix) neither it nor any of its Subsidiaries shall change in any material respect any of the accounting principles or practices used by it, except as may be required as a result of a change in SEC guidelines or GAAP;

              (x) neither it nor any of its Subsidiaries shall pay, discharge or satisfy any liabilities or Obligations, other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, (B) in accordance with the terms of any such liabilities or Obligations, (C) which does not involve an amount in excess of $100,000, or (D) as set forth in Section 6.1(b)(x) of the Company Disclosure Letter;

              (xi) neither it nor any of its Subsidiaries shall settle or compromise any litigation pending against the Company (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation or where the amount paid (less the amount reserved for such matters by the Company or covered by insurance) in settlement or compromise in each case does not exceed $100,000 or $500,000 in the aggregate;

              (xii) neither it nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee;

              (xiii) neither it nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, merger or other reorganization of the

     Company or any of its Subsidiaries (other than the Mergers and the Assets Purchase);

              (xiv) neither it nor any of its Subsidiaries shall involuntarily separate any Employee from employment with the Company without due cause; and

              (xv) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

     (c) The provisions of this Section 6.1 notwithstanding, nothing in this Agreement shall be construed or interpreted to prevent the Company or any Subsidiary from (i) entering into the Asset Purchase Agreement and the Ancillary Agreements or complying with any of the terms thereof (ii) subject to Section 8.8, of the Asset Purchase Agreement making, accepting or settling intercompany advances to, from or with one another; (iii) subject to Section 6.21(b), causing any Subsidiary to pay or distribute to the Company all cash, money market instruments, bank deposits, certificates of deposit, other cash equivalents, marketable securities and other investment securities then owned or held by such Subsidiary; (iv) subject to Section 6.21(b), causing any Subsidiary which owns or holds any Purchased Assets to transfer such assets to the Company or its nominee prior to the Closing by means of a dividend, distribution in kind or other transfer without consideration; or (v) subject to Section 6.21(b), engaging in any other transaction incident to the normal cash management procedures of the Company and its Subsidiaries, including, without limitation, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes and purposes of providing additional funds to Subsidiaries made, in each case, in the ordinary course of business, consistent with past practice; provided, however, that neither the Company nor any of its Subsidiaries may take any action pursuant to this
Section 6.1(c) to the extent such action would have a material adverse effect on the Tax liability of the Company or any of its Subsidiaries without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

     6.2. Acquisition Proposals.

     (a) The Company agrees that neither it nor any Subsidiary of the Company nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause its and such Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of the Company's Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, purchase, or similar transaction involving (A) more than 15% of the consolidated assets of the Company primarily related to the Business (a "Consumer Products Acquisition Proposal"); (B) more than 15% of the consolidated assets of the Company other than assets primarily related to the Business (such assets, the "Healthcare Business" and such a proposal, a "Healthcare Acquisition Proposal"); or (C) more than 15% of the outstanding equity securities of the Company or more than 15% of each of the consolidated assets related to the Business and the consolidated assets related to the Healthcare Business (a "Company Acquisition Proposal", any Consumer Products Acquisition Proposal, Healthcare Acquisition Proposal or Company Acquisition Proposal being referred to as an "Acquisition Proposal"); (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including by entering into any letter of intent or similar document or any contract, agreement or commitment with any Person making such an Acquisition Proposal) or (iii) approve, endorse or recommend any Acquisition Proposal; provided, however, that, prior to the due adoption of this Agreement by holders of Company Shares constituting the Company Requisite Vote, nothing contained in this Agreement shall prevent the Company, its directors, officers, agents or other representatives from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7), it being understood that such confidentiality agreement will not prohibit the making of an Acquisition Proposal; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or entering into an agreement with such Person solely with respect to the payment by such Person of amounts payable to Parent pursuant to Section 8.5(b) hereof or to Assets Buyer pursuant to Section 11.5(b) of the Asset Purchase Agreement; or
(D) approving, endorsing or recommending such an Acquisition Proposal to the stockholders of the Company (which, in the case of a Healthcare Acquisition Proposal or Company Acquisition Proposal, shall be deemed to be a withdrawal or modification of the recommendation of this Agreement by the Board of Directors of the Company) or, following the termination of the Asset Purchase Agreement pursuant to Section 11.3(a) thereof, entering into an agreement with a Person who has made an unsolicited bona fide written Consumer Products Acquisition Proposal with respect to such Consumer Products Acquisition Proposal, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would, in light of such Acquisition Proposal and the terms of this Agreement, be inconsistent with the fiduciary duties of the directors under applicable Law and (ii) (x) in the case of clauses (B) and (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that taking the actions permitted pursuant to such clauses with respect to such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, assuming such Acquisition Proposal is consummated and (y) in the case referred to in clause
(D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. A Consumer Products Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves the direct or indirect (by stock acquisition or otherwise) acquisition by a third party of all or substantially all of the consolidated assets of the Company primarily related to the Business and (ii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal, together with the consummation of the Mergers pursuant hereto, will be more favorable to the Company's stockholders from a financial point of view than the Assets Purchase, taken together with such Mergers and, for purposes of the determination to be made in clause (D) above, in the good faith judgment of the Board of Directors of the Company, it is reasonably likely to be financed by such third party. A Healthcare Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves the direct or indirect (by merger, stock acquisition or otherwise) acquisition by a third party of the Healthcare Business and (ii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal, together with the consummation of the Assets Purchase and the other transactions contemplated by the Asset Purchase Agreement, will be more favorable to the Company's stockholders from a financial point of view than the Mergers, taken together with the Assets Purchase and such other transactions and, for purposes of the determination to be made in clause (D) above, in the good faith judgment of the Board of Directors of the Company, it is reasonably likely to be financed by such third party. A Company Acquisition Proposal is a "Superior Proposal" if (i) the transaction (or series of transactions) pursuant to such Acquisition Proposal involves a third party unaffiliated with CPI acquiring, directly or indirectly, not less than a majority of the outstanding Company Shares (by merger, stock acquisition or otherwise) or acquiring, directly or indirectly, all or substantially all of the consolidated assets of the Company, (ii) such transaction (or series of transactions) is reasonably likely to be consummated and (iii) the consummation of such transaction (or series of transactions) pursuant to such Acquisition Proposal will be more favorable to the Company's stockholders from a financial point of view than the combined effect of the Assets Purchase and the Mergers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

     (b) In the event the Company terminates the Asset Purchase Agreement pursuant to Section 11.3 thereof in order to enter into an agreement with respect to a Consumer Products Acquisition Proposal that constitutes a Superior Proposal, Parent, Company Merger Sub and CPI Merger Sub shall be required to accept (i) the buyer of the Business pursuant to such agreements as a replacement "Assets Buyer" (the "Substitute Assets Buyer") for purposes hereof and (ii) such agreement as a replacement "Asset Purchase Agreement" (such agreement and any related agreements, collectively, the "Substitute APA") for purposes hereof if such Substitute Assets Buyer and Substitute APA would not, in the good faith judgment of Parent (as compared with the Asset Purchase Agreement and the agreements entered into in connection therewith) materially and adversely affect either Parent's rights or obligations hereunder and under the agreements executed and delivered in connection herewith (including the voting agreement with CPI and the indemnification agreement and voting agreement with certain stockholders of CPI) or the Company's rights or obligations hereunder (provided that any term or provision of the Substitute APA that creates liabilities or obligations on the part of the Company that will be discharged or satisfied prior to the Closing or will be an Assumed Liability (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement will not, for purposes of the foregoing, be deemed to materially and adversely affect the Company's rights or obligations hereunder), taking into account all relevant factors, including the terms and conditions of the Substitute APA and the financial position of the Substitute Assets Buyer. If the Company should notify Parent that it intends, subject to not receiving a Section 6.2(b) Notice (as hereinafter defined), to terminate the Asset Purchase Agreement pursuant to Section 11.3(a) thereof in order to enter into a Substitute APA pursuant to Section 11.3(a) and, prior to, or at the time of delivery of such notice, provides Parent with a draft of such Substitute APA, Parent will notify the Company (the "Section 6.2(b) Notice") within three business days of such notice (not counting the day of receipt) whether, in the exercise of its good faith judgment, such Substitute APA with the Substitute Assets Buyer would have any of the material adverse effects described above. If Parent does not provide a Section 6.2(b) Notice within such three-day period, Parent shall be deemed to accept the Substitute Assets Buyer and the Substitute APA. For purposes of this Agreement, upon execution and delivery by the Company of the Substitute APA, all references herein to the "Assets Purchase" and the "Asset Purchase Agreement" shall become references to such Substitute APA. It is further agreed that the giving by the Company to Assets Buyer of the notice that it intends to terminate this Agreement pursuant to Section 8.3(a) in order to enter into a Substitute Merger Agreement (as defined in the Asset Purchase Agreement) and the drafts,


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

documents and information contemplated by Section 8.11(c) of the Asset Purchase Agreement shall not, in and of itself, provide Parent a right to terminate under Section 8.4 of this Agreement.

     6.3. Stockholder Approvals.

     (a) (i) Subject to fiduciary obligations under applicable Law, the Board of Directors of the Company shall recommend approval of the transactions contemplated by this Agreement to the holders of Company Shares and (ii) the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all actions necessary to convene a meeting of stockholders to vote on the Company Merger as promptly as practicable.

     (b) CPI will take, in accordance with applicable Law, its certificate of incorporation and bylaws, all actions necessary to convene a meeting of stockholders (to be held or taken prior to the time of the meeting of stockholders of the Company referred to in Section 6.3(a)) to vote on (or to take action by written consent approving) the CPI Merger and the Recapitalization Amendment as promptly as practicable.

     6.4. Proxy Statement. The Company shall prepare and file with the SEC a proxy or consent statement with respect to the solicitation of consents or proxies relating to the Mergers and the Assets Purchase (the "Proxy Statement") as promptly as practicable and promptly thereafter mail the Proxy Statement to the holders of Company Shares. CPI, the Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Company's Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.5. Filings; Other Actions; Notification.

     (a) CPI, the Company and Parent shall cooperate with each other and shall use their respective reasonable best efforts to take or cause to be taken all appropriate actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Mergers and the Assets Purchase as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers. Subject to applicable Laws and the terms of any relevant agreements with third parties relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent, CPI or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the Assets Purchase. In exercising the foregoing right, each of CPI, the Company and Parent shall act reasonably and as promptly as practicable.

     (b) CPI, the Company and Parent, CPI Merger Sub and Company Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, CPI, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers.

     (c) CPI, the Company and Parent, CPI Merger Sub and Company Merger Sub each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent, CPI or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Mergers and the Assets Purchase (to the extent such notice would have any material effect on Parent); provided, however, that in respect of any communication to or from any Governmental Entities relating to the Mergers, each Party shall afford the other Party with advance notice of, and a meaningful opportunity to participate in, any such communications, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Entities.

     (d) Without limiting the generality of the undertakings pursuant to this
Section 6.5, the Company (in the case of clauses (i) and (iii)) and Parent, CPI Merger Sub and Company Merger Sub (in all cases set forth below) agree to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign courts or Governmental Entities with jurisdiction over enforcement of any applicable antitrust laws (each, a "Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Mergers; (ii) the proffer by Parent of its willingness to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries (and to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) no later than 90 days from the date of this Agreement if such action should be reasonably necessary or advisable to avoid the commencement of a proceeding to delay, restrain, enjoin or otherwise prohibit consummation of the Mergers by any Government Antitrust Entity; and (iii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Mergers in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Mergers, any and all reasonable steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

     (e) Without limiting the generality of Section 6.5(a), the Company agrees to provide, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors, including KPMG, to provide, reasonable assistance to Parent in connection with the completion of the Debt Financing contemplated in the Debt Commitment Letter to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated in this Agreement; provided, however, that the foregoing does not require the executive officers of the Company to travel outside New York City.

     (f) Without limiting the generality of Section 6.5(a), Parent hereby agrees to use its reasonable best efforts to enter into definitive documentation with respect to the Debt Financing as provided for in the Debt Commitment Letter on substantially the same terms reflected in the Debt Commitment Letter, including using its reasonable best efforts to satisfy all conditions applicable to Parent in such definitive agreements. Parent hereby further agrees to use its reasonable best efforts to negotiate substantially complete forms (subject to customary review and comment by the banks in the syndicate group) of definitive agreements with respect thereto prior to the mailing of the Proxy Statement (although signing may be delayed until a later date). Parent will keep the Company informed on a regular ongoing basis of the status of the efforts to obtain such Debt Financing. In the event any portion of such Debt Financing becomes unavailable in the manner or from the sources originally contemplated, Parent will use its reasonable best efforts to obtain any such portion from alternative sources on substantially comparable terms, if available, or if not substantially comparable, on terms and conditions reasonably satisfactory to Parent.

     6.6. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law or the terms of any relevant agreements with third parties, CPI and the Company shall (and the Company shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Company Merger Effective Time, to their respective properties, books, Contracts and records, management and other employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly Parent with all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by CPI or the Company and provided, further, that the foregoing shall not require CPI or the Company to permit any inspection, or to disclose any information, in the reasonable judgment of CPI or the Company, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any obligation of CPI or the Company with respect to confidentiality if CPI or the Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of CPI or the Company, as the case may be, or such Person as may be designated by any such officer. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 9.7).

     6.7. Stock Exchange De-listing. The Surviving Company shall use its reasonable best efforts to cause the Company Shares to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Company Merger Effective Time.

     6.8. Assets Purchase.

     (a) The Company shall not (i) amend or modify the Asset Purchase Agreement as in effect on the date hereof or the Ancillary Agreements or grant any waiver with respect to the Asset Purchase Agreement or the Ancillary Agreements in a manner that materially and adversely affects either Parent's rights or obligations hereunder or under the Ancillary Agreements or the Company's rights or obligations thereunder or under the Ancillary Agreements (provided that an amendment or modification to the Asset Purchase Agreement that creates liabilities or obligations on the part of the Company that will be discharged or satisfied prior to Closing or will be an Assumed Liability under the Asset Purchase Agreement will not be deemed to materially and adversely affect the rights or obligations of the Company) (ii) terminate the Asset Purchase Agreement pursuant to Section 11.1 without the prior consent of Parent, which shall not be unreasonably withheld, delayed or conditioned in the case of clause (ii) or (iii) terminate the Asset Purchase Agreement to accept a Consumer Products Acquisition Proposal unless such proposal is with a Substitute Assets Buyer that constitutes a Substitute APA.

     (b) Parent, CPI Merger Sub and Company Merger Sub will cooperate with the Company in causing the Closing contemplated by the Asset Purchase Agreement and the Closing contemplated by this Agreement to occur and be effected on the same date and the Closing contemplated by this Agreement to immediately follow the Closing contemplated by the Asset Purchase Agreement; it being understood and agreed that the Asset Purchase Agreement will not be consummated until all conditions to Closing in the Asset Purchase Agreement and this Agreement and the conditions to the extension of financing by all respective financing sources (both equity and debt) have been satisfied or waived and the parties to such agreements and their respective financing sources (both equity and debt) have entered into an appropriate agreement satisfactory to the Company (the "Closing Agreement") to such effect, and Parent, CPI Merger Sub and Company Merger Sub agree that once the Closing contemplated by the Asset Purchase Agreement is consummated in accordance with the terms thereof and in accordance with this Section 6.8(b), all conditions to Closing under this Agreement shall irrevocably be deemed satisfied or waived.

     (c) Parent and its affiliates shall not directly or indirectly (through affiliates or otherwise), individually or as a group, enter into any agreement or other arrangement with any party to the Asset Purchase Agreement that would obligate any party to the Asset Purchase Agreement to refuse or otherwise fail to cooperate with the Company and its representatives or obligate any party to the Asset Purchase Agreement to oppose or otherwise act to thwart the Company's efforts to (i) negotiate with respect to a Healthcare Acquisition Proposal or (ii) enter into a Healthcare Acquisition Proposal that is a Superior Proposal.

     6.9. Publicity. The initial press release concerning this Agreement and the Mergers shall be a press release, approved in advance by the Company and Parent, and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Mergers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service on which the securities of the Company or Parent are listed or quoted in which case the party required to make the release shall use reasonable efforts to allow the other party reasonable time (recognizing the disclosure obligation imposed by federal securities laws) to comment on such release in advance of such issuance, it being understood that the final form and content of any such


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

release, to the extent so required, shall be at the final discretion of the disclosing party.

     6.10. Benefits.

     (a) Stock Options.

     As soon as practicable after the date hereof, the Company (or the appropriate administrative body) shall take any necessary actions (including seeking any required employee consents) so that, at the Company Merger Effective Time, each then outstanding option granted under the Stock Plans to purchase Company Shares (a "Company Option"), whether vested or unvested, shall be canceled, with the holder thereof receiving from the Company at the Closing an amount of cash equal to the product of (x) the amount, if any, by which the Company Merger Consideration exceeds the exercise price per Share subject to such Company Option (whether vested or unvested) and (y) the number of Company Shares issuable pursuant to the unexercised and outstanding portion of such Company Option, less any required withholding of taxes. The Company has provided to Parent a schedule of the exercise price for each Company Option outstanding on the date hereof.

     (b) Stock Awards. As soon as practicable after the date hereof, the Company (or the appropriate administrative body) shall take any necessary actions (including seeking any required employee consents) so that, at the Company Merger Effective Time, each deferred stock award and restricted stock award ("Stock Award") outstanding under the 1996 Long Term Incentive Plan shall be fully vested and shall be canceled with the holder thereof receiving from the Company at the Closing an amount of cash equal to (i) all accrued but unpaid dividends with respect thereto and (ii) the product of (A) the Company Merger Consideration and (B) the number of Company Shares covered by such Stock Award, less any required tax withholding.

     (c) Employee Benefits. Parent agrees that, during the period commencing at the Company Merger Effective Time and ending on June 30, 2002, the employees of the Company (other than employees who are primarily employed in the Business ("Available Employees")) (the "Continuing Employees") will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of equity) that are no less favorable in the aggregate than the benefits currently provided by the Company and its Subsidiaries to such employees under the Compensation and Benefit Plans listed in Section 5.2(i) of the Company Disclosure Letter (excluding such Plans that provide equity-based compensation and the programs for executive automobile leasing described in Section 6.1(b)(v) of the Company Disclosure Letter); provided, however, that Employees covered by a collective bargaining agreement shall not be subject to the foregoing sentence, but shall be subject to the applicable collective bargaining agreement.

     (d) Service and Assumption of Plan Obligations. In addition to the obligations set forth in Section 6.10(c), following the Company Merger Effective Time, Parent shall cause service by the Continuing Employees with the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting, severance and vacation entitlement under any benefit plans of Parent or its Subsidiaries in which such Continuing Employees are entitled to participate (including the Surviving Company) to the same extent such service is credited pursuant to the comparable Compensation and Benefit Plan listed in Section 5.2(i) of the Company Disclosure Letter, except to the extent such credit would cause duplication of benefits. From and after the Company Merger Effective Time, Parent shall (i) to the extent satisfied or inapplicable under similar Compensation and Benefit Plans that are listed in
Section 5.2(i) of the Company Disclosure Letter, cause to be waived any pre-existing condition limitations under benefit plans of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited to any deductible or out-of-pocket expense of Parent's plans any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries. Parent and the Company acknowledge that the transactions contemplated by this Agreement and the Asset Purchase Agreement shall, to the extent applicable, be a "change-in-control" of the Company with respect to all participants under the Compensation and Benefit Plans listed in Section 5.2(i) of the Company Disclosure Letter. Parent shall, and shall cause the Surviving Company to assume and agree to perform all employee benefit obligations to current and former employees under the Compensation and Benefit Plans in accordance with their terms (including, to the extent not prohibited under the terms of the Compensation and Benefit Plans, the right to amend or terminate such Compensation and Benefit Plan).

     (e) Severance Pay. Parent shall provide severance pay to Continuing Employees (other than Employees covered by collective bargaining agreements) in accordance with the severance plan set forth in Section 6.10(e) of the Company Disclosure Letter and Parent agrees that the Company shall make the payments contemplated by Section 6.1(b)(v)(I) of the Company Disclosure Letter at the Closing or, for certain executives, such later time as provided therein.

     (f) Payment of Bonuses. At the first to occur of (i) such Continuing Employee's termination of employment (for any reason other than for cause (determined in accordance with the Company's historical practices) or (ii) the date on which the 2002 fiscal year bonus is paid, the Company shall pay to each Continuing Employee (whose employment or other agreement does not otherwise provide for such payment) a payment equal to a pro-rata portion of such Employee's target bonus, if any, under the Company's annual incentive bonus plan(s) in which such employee is a participant for the period from April 1, 2001 until the Closing, which payment shall be a minimum bonus guarantee with respect to the fiscal year 2002 bonus.

     (g) Additional Benefit Matters. Prior to the Closing, the Company shall provide Parent a list of and true and correct copies of any Compensation and Benefit Plans that were not listed in Section 5.2(i) of the Company Disclosure Letter. At the Closing, Parent shall deliver executed letters in the same form as are attached as Exhibit A hereto addressed to the recipients described therein.

     6.11. Expenses. (a) The Surviving Company shall pay all charges and expenses, including those of the Paying Agent in connection with the transactions contemplated in Article IV and any transfer taxes, conveyance taxes and sales taxes, if any, payable in connection with the consummation of the Mergers. Except as otherwise provided in Section 8.5(b), whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.



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

     (b) Notwithstanding the provisions of Section 6.11(a), in the event that the Asset Purchase Agreement is terminated and the Company reimburses the expenses of Assets Buyer pursuant to Section 12.2(b) of the Asset Purchase Agreement, then the Company may terminate this Agreement and promptly, but in no event later than two days after the date of such termination, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated herein up to a maximum amount of $2,500,000, payable by wire transfer of same day funds.

     6.12. Indemnification; Directors' and Officers' Insurance. (a) Following the Closing Date, Parent shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides any undertaking required by applicable law to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer, employee and agent of the Company and the Company's current and former Subsidiaries (collectively, the "Indemnified Parties") against any reasonable costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred by such director, officer, employee or agent acting in such capacity in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time, including the Mergers, the Assets Purchase and the other transactions contemplated by this Agreement and the Asset Purchase Agreement.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve any party hereto of any liability or obligation it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Company Merger Effective Time), (i) Parent or the

Surviving Company shall have the right to assume the defense thereof and neither Parent nor the Surviving Company shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent and the Surviving Company elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent, the Surviving Stockholder or the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Parent or the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with an actual or potential conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Parent nor the Surviving Company shall be liable for any settlement effected without its prior written consent; and provided, further, that none of the parties hereto shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) The Surviving Company shall maintain the Company's existing officers' and directors' liability insurance with existing policy limits ("D&O Insurance") for a period of six years after the Company Merger Effective Time; provided, however, that if the annual premium therefor is in excess of 200% of the last annual premium paid prior to the date of this Agreement (on an annualized basis) or if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Company will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the last annual premium paid prior to the date of this Agreement. Notwithstanding any contrary provision of this Agreement, prior to the Company Merger Effective Time, the Company may, with the consent of Parent which consent shall not be unreasonably withheld, purchase insurance coverage extending for a period of six years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Company Merger Effective Time, including, with respect to the Mergers, the Assets Purchase and the other transactions contemplated by this Agreement and the Asset Purchase Agreement); provided that the aggregate premium payable for such insurance shall not exceed 250% of the last annual premium paid for such coverage prior to the date hereof.

     (d) The Surviving Company will provide at the Closing to each person who is an officer or director of the Company immediately prior to the Company Merger Effective Time a copy of a certificate or certificates of insurance (i) evidencing that it possesses such D&O Insurance at policy limits in effect at Closing and (ii) providing that said D&O Insurance cannot be canceled except after ten days prior written notice to said officers and directors; provided, however, that if such D&O Insurance is canceled or terminated during the six-year period after the Company Merger Effective Time, the Surviving Company shall promptly provide the aforesaid officers and directors with a new certificate or certificates of insurance regarding such new D&O Insurance obtained for the remained of such six-year period.

     (e) Parent and CPI Merger Sub agree that all rights to indemnification existing in favor of the present or former directors, officers, employees or agents of the Company or any of the Company's current or former Subsidiaries, respectively, as provided for in the certificate of incorporation or bylaws of the Company, as in effect as of the date hereof, or as provided for in other agreements which have been made available to Parent to which the Company is a party, as in effect as of the date hereof, with respect to matters occurring prior to and as of the Company Merger Effective Time shall survive the Mergers and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Stockholder or the Surviving Company, as the case may be, or another of Parent's Subsidiaries, to comply fully with its obligations hereunder and thereunder.

     (f) If Parent, the Surviving Stockholder, the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or


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

surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Stockholder or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section.

     (g) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, CPI, the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Mergers and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.14. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Shares and any shares of common stock of CPI Merger Sub or Company Merger Sub beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement and the Mergers at any meeting of stockholders of the Company, CPI Merger Sub or Company Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of any of the Company, CPI Merger Sub or Company Merger Sub by consent in lieu of a meeting).

     6.15. Recapitalization. Immediately prior to the CPI Merger Effective Time, CPI shall cause the Recapitalization Amendment to be duly filed with the Secretary of State of the State of Delaware and the Recapitalization thereby shall be effective prior to the CPI Merger Effective Time.

     6.16. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Parent, CPI Merger Sub and Company Merger Sub shall promptly return to the Company or, if requested by the Company, destroy (and if requested by the Company, Parent shall execute and deliver to the Company a certificate confirming that all such materials have been destroyed) all books, contracts, records and data room contents and other written information and all copies or summaries thereof furnished by the Company or its Subsidiaries or any of their respective agents, employees, or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records or other documents for any purpose or make such information available to any other entity or person.

     6.17. FIRPTA. The Company shall have delivered to CPI on or prior to the Closing a certificate, duly executed and acknowledged, certifying that the Company is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code, such certification to be in the form contemplated by Treasury Regulation Section 1.1445-2(c). CPI shall have delivered to Parent on or prior to Closing a certificate, duly executed and acknowledged, certifying that CPI is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code, such certification to be in the form contemplated by Treasury Regulation Section 1.1445-2(c).

     6.18. Debt Financing. Parent further covenants and agrees to use its reasonable best efforts to (i) provide the Company and its advisors, on a current basis, drafts and final versions of the documents related to the Debt Financing, with an opportunity to comment thereon and (ii) assure that any conditions to funding the Debt Financing relating to loan syndication are satisfied at or prior to the time that all other conditions to effect the Mergers hereunder can be satisfied.

     6.19. Inventory Build Out. The Company will cooperate with Parent and use its commercially reasonable efforts to (a) get Soma Products qualified for production at the Company's Decatur, Illinois manufacturing and distribution facility under the Food and Drug Administration's "changes being effected" standard; (b) increase the production of Soma, Soma Compound and Soma Compound with Codeine (collectively, the "Soma Products") at the Company's Cranbury,

New Jersey manufacturing and distribution facility as set forth in Section
6.19 of the Company Disclosure Letter; and (c) issue one or more purchase orders for carisoprodol and other material sufficient to produce the Soma Products as set forth in Section 6.19 of the Company Disclosure Letter.

     6.20. Payment of CPI Indebtedness and Obligations. All Indebtedness and obligations of CPI including, without limitation, the costs of the appraiser hired by CPI to assist it in performing the Recapitalization and legal counsel in connection herewith, shall be assumed (with a release in favor of CPI from the lender or other obligee) or repaid by the CPI Stockholders at or prior to the CPI Merger Effective Time.

     6.21. Carter-Horner Dividend; No Transferred Subsidiaries Funding. (a) In connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, prior to the Closing, the Company will cause Carter-Horner, Inc. ("CHI"), a Canadian corporation and wholly owned subsidiary of the Company, to dividend to the Company all cash, cash equivalents and short-term investments on hand, less applicable withholding taxes, in excess of $1,000,000, and such dividend shall be taken into account in calculating the Adjusted After Tax Proceeds Amount using the same methodology that was used to calculate the After Tax Proceeds Amount (as reflected in Section 4.5 of the Company Disclosure Letter).

     (b) Other than the dividend required pursuant to Section 6.21(a) above and the renewal of the terms of the intercompany loan from CHI to Sofibel that otherwise would become payable in August 2001, prior to the Closing, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (i) cause or permit CHI to distribute or otherwise provide cash, cash equivalents or short-term investments to the Company or any Subsidiary of the Company, including any Transferred Subsidiary or (ii) contribute or agree to contribute capital to any Transferred Subsidiary (other than cash contributed or agreed to be contributed by one Transferred Subsidiary (other than CHI) to another Transferred Subsidiary).

     (c) The Company shall not declare, set aside, make or pay any dividend on the Closing Date.

     6.22. Sofibel. None of the Company, Sofibel or any successor entity will take any action that would result in Sofibel or any successor entity being classified as other than a corporation for United States federal income tax purposes.

     6.23. Fund Agreement. At or prior to the CPI Merger Effective Time, Parent shall execute and deliver to CPI, with a copy thereof to the Company, the fund agreement contemplated by Section 7 of the Indemnification Agreement (the "Fund Agreement").


                                  ARTICLE VII

                                  Conditions

     7.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the CPI Merger Effective Time of each of the following conditions (other than with respect to Section 7.1(b), which shall not be a condition for CPI):

     (a) Assets Purchase. The Closing contemplated by the Asset Purchase Agreement shall have occurred.

     (b) Recapitalization. The Recapitalization Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

     (c) Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote.

     (d) Regulatory Consents. The waiting periods applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated and, other than the filing of the CPI Merger Certificate and Company Merger Certificate, all notices, reports and other filings required to be made prior to the Company Merger Effective Time by CPI, the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Company Merger Effective Time by CPI, the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by CPI, the Company, Parent, CPI Merger Sub and Company Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (e) No Orders. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of either Merger (collectively, an "Order").

     7.2. Conditions to Obligations of Parent, CPI Merger Sub and Company Merger Sub. The obligations of Parent, CPI Merger Sub and Company Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the CPI Merger Effective Time of the following conditions:

     (a) Representations and Warranties. (i) (A) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (B) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i)(B) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.2(b) hereof) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (C) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2 and the conditions set forth in this Section 7.2 have been satisfied.

     (ii) (A) The representations and warranties of CPI set forth in this Agreement that are qualified by reference to CPI Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (B) the representations and warranties of CPI set forth in this Agreement that are not qualified by reference to CPI Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii)(B) shall be deemed to have been satisfied even if any representations and warranties of CPI are not so true and correct unless the failure of such representations and warranties of CPI to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have an CPI Material Adverse Effect; and
(C) Parent shall have received a certificate signed on behalf of CPI by the Chief Financial Officer or a Vice President of CPI to the effect that such Chief Executive Officer has read this Section 7.2 and the conditions set forth in this Section 7.2 have been satisfied.

     (b) Performance of Obligations of CPI and the Company. CPI and the Company shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company and on behalf of CPI by the Chief Executive Officer of CPI to such effect.

     (c) Company Closing Notice. The Company shall have executed and delivered to Parent the Closing Agreement as contemplated by Section 6.8(b).

     (d) Financing. Parent shall have received the financing proceeds under the Debt Financing (or as otherwise contemplated by Section 6.5(f)) on the terms and conditions set forth in the Debt Commitment Letter or upon terms and conditions which are substantially comparable thereto, and to the extent that any of the terms and conditions are not so set forth or substantially comparable, on terms and conditions reasonably satisfactory to Parent.

     (e) No Litigation. No Governmental Entity shall have instituted any suit, action or proceeding that remains pending at the time of Closing seeking to restrain, enjoin or otherwise prohibit the consummation of either Merger (an "Injunctive Action"); and no Person shall have instituted any suits, actions or proceeding that remains pending at the time of Closing before any U.S. court of competent jurisdiction, except for (i) any Injunctive Action and (ii) any other such suits, actions or proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (f) Fund Agreement. The Shareholders of CPI shall have executed and delivered to Parent the Fund Agreement.

     7.3. Conditions to Obligation of CPI and the Company. The obligations of CPI and the Company to effect the Mergers are also subject to the satisfaction or waiver by the Company at or prior to the CPI Merger Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent, CPI Merger Sub and Company Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date), and the Company shall have received certificates signed on behalf of Parent by the Chief Executive Officer of Parent, on behalf of CPI Merger Sub by Chief Executive Officer of CPI Merger Sub and by Company Merger Sub by Chief Executive Officer of Company Merger Sub to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if the representations and warranties of Parent, CPI Merger Sub and Company Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, is reasonably likely to prevent, materially delay or impair the validity of either Merger.

     (b) Performance of Obligations of Parent, CPI Merger Sub and Company Merger Sub. Each of Parent, CPI Merger Sub and Company Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received certificates signed on behalf of Parent by the Chief Executive Officer of Parent, on behalf of CPI Merger Sub by the Chief Executive Officer of CPI Merger Sub and on behalf of Company Merger Sub by the Chief Executive Officer of Company Merger Sub to such effect.

     (c) Buyer Closing Notice. Assets Buyer and its financing sources (both debt and equity) shall have executed and delivered to the Company the Closing Agreement as contemplated by Section 6.8(b).

     (d) Parent Closing Notice. Parent, CPI Merger Sub and Company Merger Sub and their financing sources (both debt and equity) shall have executed and delivered to the Company the Closing Agreement as contemplated by Section 6.8(b).

     (e) Solvency Opinion. The Board of Directors of the Company shall have received an opinion, in form and substance and from an independent evaluation firm reasonably satisfactory to the Board of Directors of the Company, as to solvency matters relating to the Company and its Subsidiaries and to Parent and its Subsidiaries before and after giving effect to the transactions contemplated by this Agreement and the Asset Purchase Agreement, including the incurrence of indebtedness related thereto. Parent, CPI Merger Sub, Company Merger Sub and the Company will, and will cause their respective Subsidiaries, officers, employees, agents or other representatives to, cooperate with the evaluation firm in performing the services required hereby, by, among other things, providing relevant information and access to employees and data.

                                 ARTICLE VIII

                                  Termination

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the CPI Merger Effective Time, whether before or after the adoption of this Agreement by holders of Company Shares referred to in Section 7.1(c), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the CPI Merger Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Mergers shall not have been consummated by October 31, 2001 (the "Termination Date"), whether such date is before or after the adoption of this Agreement by holders of Company Shares, (ii) the Company shall not have obtained the Company Requisite Vote upon a vote taken at a meeting of the Company stockholders duly convened therefor or at any adjournment or postponement thereof or as a result of a solicitation of consents pursuant to the DGCL and the federal proxy rules, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of either Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by holders of Company Shares); provided, however, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its material obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Mergers to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the CPI Merger Effective Time, whether before or after (other than as provided in Section 8.3(a) below) the adoption of this Agreement by holders of Company Shares referred to in Section 7.1(c), by action of the Board of Directors of the Company:

     (a) prior to effectiveness of the Company Requisite Vote if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement


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

concerning a transaction that constitutes a Superior Proposal (other than with respect to a Consumer Products Acquisition Proposal) and the Company notifies Parent in writing that it intends to enter into such an agreement, (ii) Parent does not make, within three business days of receipt (not counting the day of receipt) of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as such Superior Proposal and (iii) as a condition to termination pursuant to this Section 8.3(a), the Company upon such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.

     (b) if there has been a material breach by Parent, CPI Merger Sub or Company Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach, and as a result of any such breach or breaches either of the conditions set forth in Section 7.3(a) or (b) would not be satisfied at the Closing.

     (c) if (i) the Asset Purchase Agreement has been terminated in accordance with the terms thereof and Section 6.8(a)(ii) hereof (other than pursuant to Section 11.3(a) of the Asset Purchase Agreement to enter into a binding written agreement concerning a Consumer Products Acquisition Proposal) or (ii) within 10 business days after the termination of the Asset Purchase Agreement pursuant to such Section 11.3(a), the Company has not entered into a new agreement with respect to a Consumer Products Acquisition Proposal that Parent, Company Merger Sub and CPI Merger Sub are required to accept as a Substitute APA pursuant to Section 6.2(b).

     8.4. Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the CPI Merger Effective Time by action of the Board of Directors of Parent:

     (a) if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or after


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

an Acquisition Proposal with respect to a Company Acquisition Proposal or Healthcare Proposal has been made failed to reconfirm its recommendation of this Agreement within ten business days after a written request by Parent to do so or (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company referred to in
Section 6.3.

     (b) if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach, and as a result of any such breach or breaches by the Company either of the conditions set forth in Section 7.2(a)(i) or (b) would not be satisfied at the Closing.

     (c) if there has been a material breach by CPI of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach, and as a result of any such breach or breaches by CPI either of the conditions set forth in Section 7.2(a)(ii) or (b) would not be satisfied at the Closing.

     (d) if (i) the Asset Purchase Agreement is terminated (other than pursuant to Section 11.3(a) of the Asset Purchase Agreement to enter into a binding agreement concerning a Consumer Products Acquisition Proposal that constitutes a Superior Proposal) or (ii) within 10 business days after the termination of the Asset Purchase Agreement pursuant to such Section 11.3(a), the Company has not entered into a new agreement with respect to a Consumer Products Acquisition Proposal that Parent, Company Merger Sub and CPI Merger Sub are required to accept as a Substitute APA pursuant to Section 6.2(b).

     8.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives).

     (a) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a) or (b) or (iii) by either party pursuant to Section 8.2(ii) if, in the case of this clause (iii), the Voting Agreement executed and delivered by CPI has not been terminated pursuant to Section 8(b)(i)(z) thereof at the time of such vote, then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of $15 million and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the reasonable and customary charges and expenses incurred by Parent or Company Merger Sub or CPI Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million, in each case payable by wire transfer of same day funds. Notwithstanding the foregoing, in the event that this Agreement is terminated by either party pursuant to Section 8.2(ii) and if the Voting Agreement executed and delivered by CPI has been terminated pursuant to Section 8(b)(i)(z) thereof at the time of such vote, the Company shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the reasonable and customary charges and expenses incurred by Parent or Company Merger Sub or CPI Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million, payable by wire transfer of same day funds. Notwithstanding any other provision of this Agreement, in the event that either (i) the Asset Purchase Agreement is terminated pursuant to Section 11.3(b) thereof or Section 11.4(a) or (b) thereof, or (ii) this Agreement is terminated pursuant to Section 8.4(d)(ii) as a result of the termination of the Asset Purchase Agreement pursuant to Section 11.3(a) of the Asset Purchase Agreement, or (iii) Parent, Company Merger Sub, ABC Merger Sub and their respective debt and equity financing sources have executed and delivered to the Company the Closing Agreement stating that all conditions to the Closing (other than the execution and delivery of the Closing Agreement by the other parties thereto) have been or will be satisfied or waived by Parent (other than Section 7.1(e), which cannot be waived for this purpose) and this Agreement is thereafter terminated pursuant to Section 8.3(c) or 8.4(d), then, in either such case, the Company shall promptly, but in no event later than two days after the date of such termination, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $2,500,000, payable by wire transfer of same day funds. The Company's payment shall be the sole and exclusive remedy of Parent, Company Merger Sub or CPI Merger Sub against the Company, CPI and any of their Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement set forth in this Agreement if the Agreement is terminated by Parent pursuant to Section 8.4(b). In the event that the Company shall reimburse Parent's expenses pursuant to any of Section 6.11(b), the first sentence of this Section 8.5(a), the second sentence of this Section 8.5(a) or the third sentence of this Section 8.5(a) (any of such four provisions, a "Specified Provision"), payments made in respect of the reimbursement of expenses pursuant to any Specified Provision will be credited against any payment required to be made pursuant to any other Specified Provision. The Company acknowledges that the agreements contained in this
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, CPI Merger Sub and Company Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent, CPI Merger Sub or Company Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent, CPI Merger Sub or Company Merger Sub its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                  ARTICLE IX

                           Miscellaneous and General

     9.1. Survival. This Article IX and the agreements of CPI, the Company, Parent, CPI Merger Sub and Company Merger Sub contained in Sections 6.7 (Stock Exchange De-listing), 6.10 (Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Mergers. This Article IX, the agreements of CPI, the Company, CPI Merger Sub, Parent and Company Merger Sub contained in Section
6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the

Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the CPI Merger Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Parent and the Company.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT DELAWARE LAW IS REQUIRED TO BE APPLICABLE UNDER APPLICABLE CHOICE OF LAW PRINCIPLES. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the County of New York, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail return receipt requested, postage prepaid, by overnight courier, or by facsimile:

     if to Parent, CPI Merger Sub or Company Merger Sub

     C/o MedPointe Capital Partners, L.L.C.
     51 JFK Parkway
     First Floor, West
     Short Hills, N.J.  07078
     Attention: Anthony H. Wild
     Facsimile: (973) 218-2704
     (with a copy to William E. Curbow, Simpson
     Thacher & Bartlett, 425 Lexington Avenue, New York,
     New York 10017  (Facsimile:  (212) 455-2502).)

     if to the Company

     1345 Avenue of the Americas
     New York, New York 10105
     Attention: Ralph Levine
     Facsimile: (212) 339-5289
     (with copies to James C. Morphy, Sullivan &
     Cromwell, 125 Broad Street, New York, New York 10004
     (Facsimile: (212) 558-3588) and Matthew G. Hurd,
     Sullivan & Cromwell, 1870 Embarcardero Road, Palo Alto,
     California 94303 (Facsimile: (650) 461-5700).)

     if to CPI

     1345 Avenue of the Americas
     New York, New York 10105
     Attention: Marshall M. Green
     Facsimile: (212) 339-5236
     (with a copy to Charles M. Nathan, Latham &
     Watkins, 885 Third Avenue, New York,
     New York  10022 (Facsimile: (212) 751-4864).)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Notice shall be deemed given on the date of actual delivery to the appropriate address. Delivery receipts and records issued by postal authorities and overnight air couriers shall be conclusive evidence of delivery dates for deliveries by such entities. The Company shall timely send copies of any notices it receives pursuant to
Section 12.7 of the Asset Purchase Agreement to Parent.

     9.7. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the CPI Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, dated September 29, 2000, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN
ARTICLE V OF THIS AGREEMENT, NONE OF CPI, THE COMPANY, PARENT, CPI MERGER SUB OR COMPANY MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES(INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS), AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS,


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

DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except in respect of Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Company Merger Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

     9.10. Severability. It is the intention of the parties that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. It is the intention of the parties that if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this


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Agreement as a whole and not to any particular provision of this Agreement.
Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References herein to the "Company's knowledge" or the "knowledge of the Company" refer to the actual knowledge of the officers of the Company after reasonable inquiry specified in Section 9.11 of the Company Disclosure Letter.

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of CPI Merger Sub or Company Merger Sub, in which event all references herein to CPI Merger Sub or Company Merger Sub, as the case may be, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to CPI Merger Sub and Company Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment made in contravention of this Section 9.12 shall be null and void.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date of this Agreement.


                              CARTER-WALLACE, INC.



                              By:  /s/ Ralph S. Levine
                                   _________________________
                                   Name: Ralph S. Levine
                                   Title: Chairman and Chief Executive Officer


                              CPI DEVELOPMENT CORPORATION



                              By:  /s/ Marshall M. Green
                                   _________________________
                                   Name:  Marshall M. Green
                                   Title: Comptroller


                              MCC ACQUISITION HOLDINGS
                                CORPORATION



                              By:  /s/ Anthony H. Wild
                                   _________________________
                                   Name:  Anthony H. Wild
                                   Title: President


                              MCC MERGER SUB CORPORATION



                              By:  /s/ Anthony H. Wild
                                   _________________________
                                   Name:  Anthony H. Wild
                                   Title: President

                              MCC ACQUISITION SUB CORPORATION



                              By:  /s/ Anthony H. Wild
                                   _________________________
                                   Name:  Anthony H. Wild
                                   Title: President

                                                                     EXHIBIT A




                                                  Date


Dear [Executive Name / Retiree Name]:

     This letter confirms our commitment to honor the obligations of Carter-Wallace, Inc., a Delaware corporation (the "Company") under the Corporate Officer Medical Expense Reimbursement Plan (the "Medical Plan"), the Personal Financial Counseling Policy and the agreements regarding split dollar life insurance to which you and the Company are parties (all of these programs are referred to in this letter collectively as the "Agreements") in accordance with their respective terms, on and after the Closing Date, as defined in the Agreement and Plan of Merger, dated as of May 7, 2001, among the Company, CPI Development Corporation, a Delaware corporation ("CPI"), MCC Acquisition Holdings Corporation, a Delaware corporation ("Parent"), MCC Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Company Merger Sub"), and MCC Acquisition Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("CPI Merger Sub" and together with Parent and Company, the "Newco Entities") and the other parties thereto.

     In addition, for so long as providing your coverage under the Medical Plan on an insured basis permits you to receive benefits thereunder in a manner that does not cause you to recognize taxable income (for example, as is currently provided under Sections 104, 105 and 106 of the Internal Revenue Code of 1986, as amended (and successor statutory provisions)), we will maintain such insurance or, if we do not maintain such insurance, we will provide you such benefits by other means reasonably satisfactory to you on a tax-free basis. In the future, if the Internal Revenue Code does not permit such tax benefits to be delivered by maintaining insurance we may discontinue the underlying insurance, but we will continue to provide the benefits promised to you under the Plan albeit not on a tax-free basis.

     In the event that you and we have a dispute regarding the benefits or terms of any of the Agreements or this letter, Parent will or will cause the Company to reimburse any reasonable legal fees and expenses incurred by you in seeking to enforce your rights, to the extent described in this paragraph, unless the Newco Entity that is named in your dispute substantially prevails.

Your reasonable legal fees and expenses will be paid promptly as incurred (but in any event within fifteen days after receipt of notice that you have incurred such fees and expenses together with documentation of such fees and expenses), not to you, but to a third party escrow agent satisfactory to both of us, pending resolution of your claim. Upon notice of a final non-appealable resolution of your claim and provided that a determination has not been made by the tribunal or other body hearing the dispute that the Newco Entities named in your dispute have substantially prevailed in respect of the claims you have brought and provided that a settlement agreement has not been entered into providing for a different allocation of legal fees, then the escrow agent shall pay to you the funds so deposited (plus interest earned thereon). Any remaining reasonable legal fees or expenses incurred by you in connection with your claim that were not covered by the money paid to you from the escrow fund, will be reimbursed by us directly within fifteen business days of your notice to us of such fees and expenses. If the Newco Entities named in your dispute substantially prevail, the escrow agent shall return to us the funds we deposited, plus interest earned thereon and you will not be entitled to any reimbursement with respect to such legal fees and expenses. Of course, if a settlement agreement between you and the Newco Entities provides for a different allocation of legal fees and expenses, then the escrow agent will disburse the escrowed amounts in a manner consistent with such settlement agreement.

     Until further notice, your claims for reimbursement of medical expenses should continue to be sent to the Treasurer of the Company, as provided in the Medical Plan. All other correspondence regarding these Agreements should be sent to the Vice President of Human Resources. If you have questions about this letter, please feel free to contact [PARENT REPRESENTATIVE] or [COMPANY REPRESENTATIVE].

                                         Sincerely,


                                         -----------------------
                                         Chief Executive Officer,
                                         Carter-Wallace, Inc.


                                         -----------------------
                                         Chief Executive Officer,
                                         MCC Acquisition Holdings
                                         Corporation